Exhibit 10.1

Published CUSIP Numbers:

DEAL CUSIP: 242369AT3

REVOLVER CUSIP: 242369AU0

CREDIT AGREEMENT

dated as of

March 26, 2015

among

DEAN FOODS COMPANY

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.,

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

COBANK, ACB,

SUNTRUST ROBINSON HUMPHREY, INC.,

COÖPERATIEVE CENTRALE RAIFFEISEN – BOERENLEENBANK, B.A. “RABOBANK

NEDERLAND,” NEW YORK BRANCH,

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

and

PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agents

COBANK, ACB,

SUNTRUST ROBINSON HUMPHREY, INC.,

COÖPERATIEVE CENTRALE RAIFFEISEN – BOERENLEENBANK, B.A. “RABOBANK

NEDERLAND,” NEW YORK BRANCH,

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

i

SCHEDULES:

Schedule 1.01 – Commitment Schedule

Schedule 1.01(b) – Mortgaged Property

Schedule 1.01(c) – Unrestricted Subsidiaries

Schedule 2.06 – Existing Letters of Credit

Schedule 3.01 – Subsidiaries

Schedule 3.05(c) – Real Property

Schedule 3.17(a) – Locations of Tangible Personal Property

Schedule 3.17(b) – Location of Chief Executive Office, Taxpayer Identification Number, Etc.

Schedule 3.20 – Insurance

Schedule 5.11 – Post-Closing Deliveries

Schedule 5.11(b) – Title Insurance Amounts

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.09 – Existing Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B-1 – Form of Increasing Lender Supplement

Exhibit B-2 – Form of Augmenting Lender Supplement

Exhibit C – Form of Compliance Certificate

Exhibit D-1 – Form of Borrowing Request

Exhibit D-2 – Form of Interest Election Request

Exhibit E – Form of Note

Exhibit F-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

Exhibit F-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

Exhibit F-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)

Exhibit F-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

Exhibit H – Form of Mortgage

CREDIT AGREEMENT dated as of March 26, 2015 (as it may be amended or modified from time to time, this “Agreement”), among DEAN FOODS COMPANY, the Lenders party hereto, BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries, and (b) none of the Restricted Subsidiaries of the Borrower shall be considered Affiliates. For purposes hereof, all Unrestricted Subsidiaries shall be considered Affiliates of the Borrower and its Restricted Subsidiaries.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $450,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, and if the Alternate Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Anti-Corruption Laws” has the meaning in Section 3.19.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment; provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pledge Percentage” means (i) 100% in the case of a pledge of Equity Interests of a Material Restricted Subsidiary which is a Domestic Subsidiary and (ii) 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests in the case of a pledge of Equity Interests of a Material Restricted Subsidiary which is a Foreign Subsidiary; provided, that no Receivables Financing SPC shall be required to pledge its Equity Interest in any Person.

“Applicable Rate” means, for any day, with respect to any ABR Loan or LIBOR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “LIBOR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Total Net Leverage Ratio as of the most recent determination date:

Total Net Leverage Ratio	LIBOR Spread	ABR Spread	Commitment Fee Rate
Category 1 < 4.00 to 1.00	2.25%	1.25%	0.40%
Category 2 ≥ 4.00 to 1.00 but < 5.00 to 1.00	2.50%	1.50%	0.45%
Category 3 ≥ 5.00 to 1.00	2.75%	1.75%	0.45%

For purposes of the foregoing, (i) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (ii) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Net Leverage Ratio shall be deemed to be in Category 3 at the request of the Required Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. The Applicable Rate in effect from the Effective Date through the date of receipt by the Administrative Agent of a Compliance Certificate with respect to the fiscal quarter ending June 30, 2015 shall be determined based upon the pricing level set forth as Category 2 on the above pricing grid.

“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., CoBank, ACB, SunTrust Robinson Humphrey, Inc., Coöperatieve Centrale Raiffeisen – Boerenleenbank, B.A. “Rabobank Nederland,” New York Branch, Credit Agricole Corporate & Investment Bank and PNC Capital Markets LLC, each in their respective capacities as joint lead arrangers and joint bookrunners.

“Asset Sale” means any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Material Restricted Subsidiary, other than (i) Excluded Dispositions and Specified Sales, (ii) sales, transfers or dispositions described in Section 6.05(b), 6.05(c), 6.05(d), 6.05(f), 6.05(g) or 6.05(h) and (iii) any Equity Issuance of the Borrower or any of its Restricted Subsidiaries.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributed Principal Amount” means, on any day, with respect to any Permitted Receivables Financing entered into by a Subsidiary of the Borrower, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under such Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Permitted Receivables Financing.

“Augmenting Lender” has the meaning assigned to such term in Section 2.04.

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.06(b)(viii).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time, the Aggregate Commitment then in effect minus the Revolving Exposure of all Lenders at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Bank of America” means Bank of America, N.A. and its successors.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Restricted Subsidiary by any Lender or any of its Affiliates: (a) credit cards or debit cards for commercial customers (including, without limitation, commercial credit cards, debit cards and purchasing cards), (b) stored value cards and (c) treasury or other cash management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services (including any “Banking Services” (as defined in the Existing Credit Agreement)).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Dean Foods Company, a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02 substantially in the form attached hereto as Exhibit D-1; or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” means the aggregate principal component of capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Captive Insurance Company” means any Subsidiary of the Borrower that is organized and subject to regulation as an insurance company, or the principal purpose of which is to procure insurance for the benefit of the Borrower and/or its Restricted Subsidiaries.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) investments in (1) commercial paper and variable or fixed rate notes issued by (A) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank described in this clause (b) being an “Approved Bank”) (or by the parent company thereof) or (2) any commercial paper or variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, and in each case maturing within 270 days from the date of acquisition thereof;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Approved Bank;

(d) repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;

(e) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s with a maximum maturity of one year, for which the reset date will be used to determine the maturity date; and

(f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CFC” means a “controlled foreign corporation” as defined in section 957 of the Code.

“Change in Control” means (a) the acquisition of record or beneficial ownership by any Person or group (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee or director benefit plan or stock plan of the Borrower or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who are not Continuing Directors. As used herein, (i) “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Act of 1934 and (ii) “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Borrower who (A) was a member of such board of directors on the Effective Date, or (B) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment and represented a majority of such board of directors.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Co-Documentation Agent” means each of CoBank, ACB, SunTrust Robinson Humphrey, Inc., Coöperatieve Centrale Raiffeisen – Boerenleenbank, B.A. “Rabobank Nederland,” New York Branch, Credit Agricole Corporate & Investment Bank and PNC Bank, National Association, each in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Collateral” means any and all property owned, leased or operated by a Person, which property is covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Holders of Secured Obligations, to secure the Secured Obligations, other than the Excluded Property.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, mortgages, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Borrower or any of its Material Restricted Subsidiaries and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to: (a) Consolidated Net

Income for such period plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication: (i) Consolidated Interest Expense, (ii) provision for taxes based on income, profits or capital of the Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations, (iii) depreciation and amortization expense and other non-cash charges, expenses or losses (except for any such expense that requires accrual of a reserve for anticipated future cash payments for any period), (iv) pro forma cost savings add-backs resulting from non-recurring charges related to Permitted Acquisitions or dispositions as permitted pursuant to Regulation S-X of the Securities Exchange Act of 1934 or as approved by the Administrative Agent, (v) non-recurring, cash charges, expenses or losses (including, for the avoidance of doubt, non-recurring, cash charges, expenses or losses constituting restructuring charges or reserves, costs related to the closure and/or consolidation of facilities, contract termination costs and severance expenses) not exceeding $15,000,000 in any four fiscal quarter period, (vi) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any Permitted Acquisition, (vii) any extraordinary or unusual charges or expenses (including amounts paid on early terminations of Swap Agreements), (viii) non-cash losses from foreign exchange translation adjustments or Swap Agreements during such period and (ix) the fees and expenses paid to third parties during such period that directly arise out of and are incurred in connection with any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith) or early extinguishment of Indebtedness to the extent such items were subject to capitalization prior to the effectiveness of Financial Accounting Standards Board Statement No. 141R “Business Combinations” but are required under such statement to be expensed currently, minus (c) the following to the extent included in the determination of Consolidated Net Income for such period, without duplication: (i) non-cash credits, income or gains, including non-cash gains from foreign exchange translation adjustments or Swap Agreements during such period, (ii) any extraordinary or unusual income or gains (including amounts received on early terminations of Swap Agreements), and (iii) any federal, state, local and foreign income tax credits, plus (d) other adjustments to Consolidated EBITDA reasonably acceptable to the Administrative Agent. “Consolidated EBITDA” shall not include income (or loss) attributable to non-controlling interests in Restricted Subsidiaries that are not Subsidiary Guarantors, but shall include income (or loss) attributable to non-controlling interests in Restricted Subsidiaries that are Subsidiary Guarantors. In addition, to the extent that for any period the portion of Consolidated EBITDA attributable to Material Restricted Subsidiaries that are Domestic Subsidiaries but that are not Subsidiary Guarantors exceeds 10% of Consolidated EBITDA (such amount in excess of 10% of Consolidated EBITDA, the “Excess EBITDA”), then such Excess EBITDA shall be excluded from the calculation of Consolidated EBITDA.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of: (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b) all obligations arising under letters of credit (including standby and commercial but excluding letters of credit to the extent such letters of credit have been cash collateralized) and bankers’ acceptances, but only to the extent consisting of unpaid reimbursement obligations in respect of drawn amounts under letters of credit or bankers’ acceptance facilities; (c) all attributable indebtedness under Capital Leases, synthetic leases, account receivables securitization programs (including Permitted Receivables Financings), off-balance sheet loans or similar off-balance sheet financing products; (d) all obligations under conditional sale or other title retention agreements relating to assets purchased (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments to the extent not fixed and payable, and trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet; (f) all preferred Equity Interests issued and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration; (g) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a) through (f) above of another Person; (h) all Indebtedness of the type specified in clauses (a) through (f) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by the Borrower or a Restricted Subsidiary, whether or not the obligations secured thereby have been assumed; and (i) all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the Laws of a jurisdiction other than the United States or a state thereof) in which the Borrower or any of its Restricted Subsidiaries is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person. For the avoidance of doubt, Consolidated Funded Indebtedness shall exclude Hybrid Equity Securities issued by the Borrower or any Subsidiary. For purposes hereof, the definition of “Consolidated Funded Indebtedness” shall exclude any Indebtedness under the Contingent Subordinated Obligation until such Indebtedness is reflected as a liability or contingent obligation on the consolidated balance sheet of the Borrower.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis without duplication, the following (in each case as determined in accordance with GAAP): (a) all interest in respect of Indebtedness (including the interest component of synthetic leases, account receivables securitization programs, off-balance sheet loans or similar off-balance sheet financing products) accrued during such period (whether or not actually paid during such period) and costs of surety bonds, in each case determined after giving effect to any net payments made or received under interest rate Swap Agreements minus (b) the sum of (i) all interest income during such period and (ii) to the extent included in clause (a) above, the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses, and amounts paid (or plus any amounts received) on early terminations of Swap Agreements.

“Consolidated Net Income” means, for any period, net income after taxes for such period of the Borrower and its Restricted Subsidiaries on a consolidated basis, as determined in accordance with GAAP. Except as otherwise provided herein, the applicable period shall be for the four (4) consecutive quarters ending as of the date of computation.

“Consolidated Net Tangible Assets” means, as of any date, Consolidated Total Assets, excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other intangible assets.

“Consolidated Senior Secured Indebtedness” means, as of any date, Consolidated Funded Indebtedness that is secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Contingent Subordinated Obligation” means the contingent subordinated obligation described on Schedule 6.01.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, any applicable State thereof or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder unless such Lender’s failure to fund is based on such Lender’s good faith determination that the conditions precedent to each funding under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination

(each of which conditions precedent shall be specifically identified in such writing), (b) notified the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend or expect to comply with its funding obligations (i) under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is subject to a good faith dispute, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans unless subject to a good faith dispute based on such Lender’s good faith determination that the conditions precedent to funding under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event.

“Departing Lender” has the meaning set forth in Section 2.20(a).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is targeted by any Sanction.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, FpML messaging, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Borrower or any of its Restricted Subsidiaries to any Person which is not the Borrower or a Subsidiary of (a) shares of its Equity Interests or Hybrid Equity Securities (excluding issuances of Equity Interests to directors, officers, consultants or other employees under any equity award program, employee stock purchase plan or other employee benefit plan in existence from time to time), (b) any shares of its Equity Interests pursuant to the exercise of options (excluding for purposes hereof the issuance of Equity Interests pursuant to the exercise of stock options held by directors, officers, consultants or other employees or former employees of the Loan Parties or personal representatives or heirs or beneficiaries of any of them) or warrants or (c) any shares of its Equity Interests or Hybrid Equity Securities pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) the occurrence of any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the notice is waived or otherwise not required); (b) the occurrence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or other governmental entity of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Property” means the collective reference to (a) the Equity Interests in, and any assets of, any Unrestricted Subsidiary, (b) any Real Property of the Borrower and the Guarantors below an individual net book value of $10,000,000, (c) all capital stock of any direct or indirect subsidiary of Dean Holding Company which owns one or more “Principal Properties”, as defined in the indenture pursuant to which the Senior 2017 Notes were issued, (d) all Equity Interests in excess of the Applicable Pledge Percentage in any Foreign Subsidiary that is a CFC and a Pledge Subsidiary, (e) the Equity Interests owned by any Receivables Financing SPC, (f) any Equity Interests in any Foreign Subsidiary which is not a Pledge Subsidiary, (g) any leased Real Property interest or other leasehold interest, (h) any corporate aircraft, (i) any property the pledge of which would require consent, approval or authorization from any Governmental Authority (to the extent such consent, approval or authorization has not been obtained or waived), (j) motor vehicles or other assets the attachment or perfection of a lien thereon is subject to a certificate of title statute, (k) any property which, subject to the terms of Section 6.09, is subject to a Lien of the type described in Section 6.02(e) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (l) unless requested by the Administrative Agent or the Required Lenders, any intellectual property rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, and (m) any General Intangible (as defined in the UCC), permit, lease, license, contract or other Instrument (as defined in the UCC) of such Loan Party or Equity Interest in any Person that is not wholly-owned by one or more of the Loan Parties to the extent that the grant of a security interest in such General Intangible, permit, lease, license, contract or other Instrument or Equity Interest in the manner contemplated by the Collateral Documents, under the terms thereof, under any agreement applicable thereto, or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (i) any such limitation described in this clause (m) on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, General Intangible, permit, lease, license, contract or other Instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such General Intangible, permit, lease, license, contract or other Instrument shall be automatically and simultaneously granted hereunder and shall be included as Collateral. In addition, (1) other assets may be designated as “Excluded Property” if the Administrative Agent determines that the cost of obtaining a perfected security interest therein is excessive in relation to the value afforded thereby and (2) upon the sale, conveyance or contribution thereof to a Receivables Financing SPC in connection with a Permitted Receivables Financing, the Accounts (as defined in the Security Agreement) and related Transferred Assets shall be automatically released from the security interests created pursuant to the Collateral Documents (and the Administrative Agent shall, at the expense of the Borrower, execute such documentation reasonably necessary to evidence such release).

“Excluded Disposition” means the sale, transfer, or other disposition of (a) any motor vehicles or other equipment no longer used or useful in the business of the Borrower or any of its Restricted Subsidiaries, (b) any inventory, materials and other assets in the ordinary course of business and on ordinary business terms, and (c) Cash Equivalents described in clause (a) of the definition thereof.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Loan Party becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are

Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of July 2, 2013 (as amended from time to time), among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letters of Credit” is defined in Section 2.06.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located and any other Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Banks, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Funding Account” means the deposit account of the Borrower to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Basel Committee on Banking Supervision or any successor or similar authority thereto).

“Guarantee” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guarantee hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Loan Party of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Hybrid Equity Securities” means any securities issued by the Borrower, any Subsidiary or a financing vehicle of the Borrower or any Subsidiary that (i) are classified as possessing a minimum of “intermediate equity content” by S&P and Basket C equity credit by Moody’s and (ii) other than solely through the issuance of Equity Interests, (A) require no repayments or prepayments and no redemptions, repurchases, sinking fund payments or defeasement and (B) do not otherwise provide for (1) any obligations thereunder or in connection therewith to become due prior to their scheduled maturity or (2) an ability (with or without the giving of notice, the lapse of time or both) for the holder or holders of any such securities or any trustee or agent on its or their behalf to cause any such obligations to become due, in each case, prior to at least 91 days after the Maturity Date.

“Increasing Lender” has the meaning assigned to such term in Section 2.04.

“Indebtedness” means, as of any date of determination with respect to any Person, without duplication: (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b) the maximum amount of all letters of credit (including standby and commercial) and bankers’ acceptances, including unpaid reimbursement obligations in respect of drawn amounts under letters of credit or bankers’ acceptance facilities; (c) all attributable indebtedness under Capital Leases, synthetic leases, account receivables securitization programs (including Permitted Receivables Financings), off-balance sheet loans or similar off-balance sheet financing products; (d) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments to the extent not fixed and payable, and trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet; (f) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration; (g) all obligations of such Person under take-or-pay or similar arrangements; (h) all net obligations of such Person under Swap Agreements; (i) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a) through (h) above of another person; (j) all Indebtedness of the type specified in clauses (a) through (i) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and (k) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venture, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Effective Date (including any and all supplements thereto) and executed between the Administrative Agent and Coöperatieve Centrale Raiffeisen – Boerenleenbank, B.A. “Rabobank,” New York Branch, a national banking association, and as amended, restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” means, the ratio, determined as of the end of each of fiscal quarter of the Borrower for the most-recently ended four fiscal quarters, of (a) Consolidated EBITDA to (b) Consolidated Interest Expense paid or payable in cash, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit D-2; or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the

Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any LIBOR Borrowing, the period commencing on the date such LIBOR Loan is disbursed, converted to or continued and ending on the date that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of Bank of America, N.A. and JPMorgan Chase Bank, National Association, each in its individual capacity as an issuer of Letters of Credit hereunder and its successors in such capacity as provided in Section 2.06(i) and any Lender appointed by the Borrower (with the consent of such Lender and the Administrative Agent) as such by notice to the Lenders as a replacement for any Issuing Bank who is at the time of such appointment a Defaulting Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Commitment” means, with respect to each Issuing Bank, the commitment, if any, of such Issuing Bank to issue Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Issuing Bank’s LC Exposure hereunder, as such commitment may be reduced, terminated or increased from time to time pursuant to the provisions of this Agreement. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Issuing Bank shall have assumed its LC Commitment, as applicable.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unreimbursed LC Disbursements, including all Letter of Credit Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on the Schedule 1.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.04 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“LIBO Rate” means:

(a) with respect to any LIBOR Borrowing for any applicable Interest Period, the London interbank offered rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b) for any interest calculation with respect to the Alternate Base Rate on any date, the rate per annum equal to the LIBO Rate, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any time, the sum of (a) the Available Revolving Commitment at such time, but only to the extent available to be drawn as Loans under this Agreement in compliance (including compliance on a Pro Forma Basis) with Section 6.11 and the other provisions of this Agreement, plus (b) amounts available to be drawn under any Permitted Receivables Financing in compliance (including compliance on a Pro Forma Basis) with Section 6.11 and the other provisions of this Agreement, plus (c) the unrestricted cash and Cash Equivalents, after giving effect to any adjustments for international tax effects at an assumed withholding rate of 35% (or such lesser statutory rate as may be in effect from time to time), as applicable, to the extent held by the Borrower and the Restricted Subsidiaries on a consolidated basis as of such time.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent, any Issuing Bank or any Lender under any Loan Document, or of the ability of the Borrower or any Subsidiary Guarantor to perform its obligations under any Loan Document to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary Guarantor of any Loan Document to which it is a party.

“Material Indebtedness” means (i) the Contingent Subordinated Obligation and (ii) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Restricted Subsidiary” means (i) each Restricted Subsidiary that is a borrower or guarantor of any Material Indebtedness or a guarantor of any Indebtedness under the Senior Notes, (ii) any other Restricted Subsidiary (other than a Receivables Financing SPC) with assets of $500,000 or more and (iii) any other Restricted Subsidiary that owns any material domestic intellectual property; provided, however, if the aggregate assets of Restricted Subsidiaries (other than Receivables Financing SPCs) that are not Material Restricted Subsidiaries at any time exceeds $10,000,000, the Borrower shall designate one or more of such Restricted Subsidiaries as Material Restricted Subsidiaries such that, after giving effect to such designations, the aggregate assets of Restricted Subsidiaries (other than Receivables Financing SPCs) that are not Material Restricted Subsidiaries shall be less than $10,000,000.

“Maturity Date” means March 26, 2020 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” shall mean an agreement, including a fee and/or leasehold mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Liens) on an owned or leased Mortgaged Property, as applicable, which shall be substantially in the form of Exhibit H or other form reasonably satisfactory to the Administrative Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Law; provided that so long as the Senior 2017 Notes are outstanding, any Mortgage on any “Principal Property”, as defined in the indenture pursuant to which the Senior 2017 Notes were issued, will only secure an aggregate principal amount of Indebtedness such as will not trigger the equal and ratable sharing provision in Section 3.5 of such indenture.

“Mortgaged Property” shall mean (a) each Real Property identified on Schedule 1.01(b) hereto and (b) each parcel or related parcels of Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.11.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any Asset Sale, (a) the cash proceeds received in respect of such Asset Sale including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such Asset Sale, (ii) the amount of all payments required to be made as a result of such Asset Sale to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such Asset Sale and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such Asset Sale occurred or the next succeeding year and that are directly attributable to such Asset Sale (as determined reasonably and in good faith by a Financial Officer).

“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.06(b)(viii).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Banks or to any Issuing Bank or any indemnified party arising under the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19 or 2.20).

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an acquisition by the Borrower or any of its Restricted Subsidiaries which (i) is an acquisition of a Person or assets of a Person in a line of business permitted by Section 6.03(b), (ii) both immediately before and immediately after giving effect to such acquisition, no Default exists, (iii) after giving effect to such acquisition on a Pro Forma Basis, (x) the Borrower and its Restricted Subsidiaries shall be in compliance with a Total Capitalization Ratio of no more than 0.75 to 1.00 and (y) the Borrower and its Restricted Subsidiaries are in compliance with each of the financial covenants set forth in Section 6.11, (iv) is approved by the board of directors (or similar governing body) or the requisite shareholders (or other equityholders) of the Person being acquired or Person transferring the assets being acquired, (v) if an acquisition of Equity Interests of a Person, greater than fifty percent (50%) of all issued and outstanding Equity Interests of such Person is acquired, (vi) after giving effect to such acquisition, the Liquidity of the Borrower and its Restricted Subsidiaries shall not be less than $200,000,000, and (vii) unless otherwise agreed to by the Administrative Agent, each Person acquired shall become a Restricted Subsidiary.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits under workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits or pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments (or appeal or surety bond relating to such judgments) that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on Real Property imposed by law or incurred or granted by the Borrower or any Subsidiary in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) minor imperfections in title that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Restricted Subsidiary permitted to exist at such time pursuant to the terms of Section 6.02.

“Permitted Receivables Financing” means any one or more receivables financings in which (a) any Loan Party or any Restricted Subsidiary (i) sells (as determined in accordance with GAAP) any accounts (as defined in the Uniform Commercial Code as in effect in the State of New York), payment intangibles (as defined in the Uniform Commercial Code as in effect in the State of New York), notes receivable, rights to future lease payments or residuals (collectively, together with certain property relating thereto and the right to collections thereon, being the “Transferred Assets”) to any Person that is not a Subsidiary or Affiliate of the Borrower (with respect to any such transaction, the “Receivables Financier”), (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets and/or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier or (b) any Loan Party or any Restricted Subsidiary sells, conveys or otherwise contributes any Transferred Assets to a Receivables Financing SPC, which Receivables Financing SPC then (i) sells (as determined in accordance with GAAP) any such Transferred Assets (or an interest therein) to any Receivables Financier, (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier; provided that (A) the aggregate Attributed Principal Amount for all such financings shall not at any time exceed $625,000,000 and (B) such financings shall not involve any recourse to any Loan Party or any Restricted Subsidiary for any reason other than (x) repurchases of non-eligible assets or (y) indemnifications for losses other than credit losses related to the Transferred Assets.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Subsidiary” means (i) each Domestic Subsidiary which is a Restricted Subsidiary, (ii) each First Tier Foreign Subsidiary which is a Material Restricted Subsidiary and (iii) each Domestic Subsidiary which is a Receivables Financing SPC, but, in the case of the foregoing clauses (i) and (iii), excluding any Equity Interests owned by a Receivables Financing SPC or, so long as the Senior 2017 Notes are outstanding, any direct or indirect subsidiary of Dean Holding Company which owns one or more “Principal Properties”, as defined in the indenture pursuant to which the Senior 2017 Notes were issued.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 6.11, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of the first financial statements following the Effective Date pursuant to Section 5.01, as of the first day of the most recent four fiscal quarter period ending on the last day of the most recent quarter for which financial statements have been delivered to the Administrative Agent prior to the Effective Date). In connection with the foregoing, (a) with respect to the incurrence of any Indebtedness, such Indebtedness shall be deemed to have been incurred as of the first day of the applicable period, (b) with respect to the retirement, repayment or refinancing of any Indebtedness, such Indebtedness shall be deemed to have been retired, repaid or refinanced, as the case may be, as of the first day of the applicable period, (c) with respect to any Asset Sale or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period, and (c) with respect to any Permitted Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Real Property” shall mean, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof, and proceeds of the same.

“Receivables Financier” shall have the meaning set forth in the definition of Permitted Receivables Financing.

“Receivables Financing SPC” means, in respect of any Permitted Receivables Financing, any Subsidiary or Affiliate of the Borrower to which any Restricted Subsidiary sells, contributes or otherwise conveys Transferred Assets in connection with such Permitted Receivables Financing and each general partner of any such Subsidiary or Affiliate.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recovery Event” means the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, administrators, managers, representatives, partners, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Lender” has the meaning set forth in Section 2.20(a).

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Commitments at such time, subject to Section 2.21.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Article VIII.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and, solely for purposes of the delivery of incumbency and secretary certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests and Hybrid Equity Securities in (or of) the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests and Hybrid Equity Securities in (or of) the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests and Hybrid Equity Securities in (or of) the Borrower or any Restricted Subsidiary.

“Restricted Subsidiaries” means the Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanction(s)” means any international economic sanction or trade embargo imposed, administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates (or a Person that was a Lender or Affiliate of a Lender at the time the Swap Obligation or Banking Services Obligation was entered into); provided that the definition of “Secured Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Effective Date, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Holders of Secured Obligations, and any other pledge or security agreement entered into, after the Effective Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Senior 2017 Notes” means those certain 6.9% Senior Notes due 2017 issued pursuant to the Indenture dated as of January 15, 1995 by and between Dean Holding Company and Bank of America Illinois, as trustee, in an aggregate outstanding principal amount of $142,000,000 as of the Effective Date.

“Senior Notes” means (i) the Senior 2017 Notes and (ii) those certain 6.5% Senior Notes due 2023 issued pursuant to the terms of the Indenture dated as of February 25, 2015 by and between the Borrower, the guarantors listed therein and The Bank of New York Trust Company, as trustee, in an aggregate outstanding principal amount of $700,000,000 as of the Effective Date.

“Senior Secured Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Senior Secured Indebtedness on such date, minus (x) unrestricted cash and Cash Equivalents, after giving effect to any adjustments for international tax effects at an assumed withholding rate of 35% (or such lesser statutory rate as may be in effect from time to time), as applicable, in an aggregate amount not to exceed $50,000,000 to the extent held by the Borrower and the Restricted Subsidiaries on a consolidated basis on such date and (y) the aggregate outstanding principal amount of any Permitted Receivables Financing to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date). For purposes of this Agreement, proceeds from Equity Issuances described in Section 6.04(r) shall be deemed not to be “unrestricted cash and Cash Equivalents”.

“Solvent” means, in reference to the Loan Parties, that the fair value of all assets of the Loan Parties (taken as a whole), measured on a going concern basis, exceeds all probable liabilities of the Loan Parties (taken as a whole), including those to be incurred pursuant to this Agreement.

“Specified Agents” means Bank of America, N.A., in its capacity as Administrative Agent, and JPMorgan Chase Bank, National Association.

“Specified Sales” means (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business, (b) the sale, transfer, lease or other disposition of obsolete or worn-out property or assets in the ordinary course of business, (c) the sale, transfer or other disposition of cash or Cash Equivalents, (d) the sale, transfer or other disposition of Equity Interests of Unrestricted Subsidiaries, (e) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and (f) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property.

“Specified Subsidiary” means any Restricted Subsidiary that is not a Loan Party (or not required to become a Loan Party pursuant to the terms of this Agreement).

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Subordinated Indebtedness” of the Borrower or any Restricted Subsidiary means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Material Restricted Subsidiary that becomes a party to a Subsidiary Guaranty (including pursuant to a joinder or supplement thereto); provided, that notwithstanding any other provision of this Agreement, no Foreign Subsidiary (or any Domestic Subsidiary owned by a Foreign Subsidiary) shall be a Subsidiary Guarantor or shall otherwise be required to guarantee or pledge its assets in support of any obligations hereunder.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, and any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Supplemental Collateral Agent” has the meaning specified in the final paragraph of Article VIII.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, (iii) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (iv) sufficient for the Title Company to remove all standard survey exceptions from the Title Policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(a)(viii) and (b) otherwise reasonably acceptable to the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (other than in respect of Equity Interests of the Borrower), in each case entered into to hedge or mitigate risks to which the Borrower or any Subsidiary reasonably believes it has actual exposure or entered into in order to effectively cap, collar or exchange interest rates; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements (including any “Swap Agreements” (as defined in the Existing Credit Agreement)) permitted hereunder (to the extent the provider of such Swap Agreement is a Lender or was a Lender (or an Affiliate of any such Lender) at the time such Swap Agreement is entered into), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment, if any, of the Swingline Lender to make Swingline Loans, expressed as an amount representing the maximum possible aggregate amount of the Swingline Lender’s Swingline Exposure hereunder, as such commitment may be reduced, terminated or increased from time to time pursuant to the provisions of this Agreement. The initial amount of the Swingline Lender’s Swingline Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which the Swingline Lender shall have assumed its Swingline Commitment, as applicable.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Bank of America, N.A., in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank, N.A., each in its capacity as syndication agent for the Lenders hereunder, and its successors and assigns in such capacity.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Company” means any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Schedule 5.11.

“Top-Tier Property” means any owned Real Property of the Borrower and the Guarantors with an individual net book value of greater than or equal to $20,000,000.

“Total Capitalization” means, as of any date of determination, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of Consolidated Funded Indebtedness plus consolidated shareholders’ equity of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP.

“Total Capitalization Ratio” means, on any date, the ratio of (a) Consolidated Funded Indebtedness (including, for the avoidance of doubt, the aggregate outstanding amount of any Permitted Receivables Financing), minus unrestricted cash and Cash Equivalents, after giving effect to any adjustments for international tax effects at an assumed withholding rate of 35% (or such lesser statutory rate as may be in effect from time to time), as applicable, in an aggregate amount not to exceed $50,000,000 to the extent held by the Borrower and the Restricted Subsidiaries on a consolidated basis on such date to (b) Total Capitalization as of the end of the most recently ended fiscal quarter.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Indebtedness (including, for the avoidance of doubt, the aggregate outstanding amount of any Permitted Receivables Financing), minus unrestricted cash and Cash Equivalents, after giving effect to any adjustments for international tax effects at an assumed withholding rate of 35% (or such lesser statutory rate as may be in effect from time to time), as applicable, in an aggregate amount not to exceed $50,000,000 to the extent held by the Borrower and the Restricted Subsidiaries on a consolidated basis on such date on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferred Assets” shall have the meaning set forth in the definition of Permitted Receivables Financing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiaries” means (i) any Captive Insurance Company and each Receivables Financing SPC, (ii) any Subsidiary of the Borrower set forth on Schedule 1.01(c) hereto (as of the Effective Date, the Unrestricted Subsidiaries of the Borrower are set forth on Schedule 1.01(c) hereto), (iii) any Restricted Subsidiary of the Borrower (other than any Restricted Subsidiary that owns, either directly or through its Subsidiaries, any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary thereof (other than solely such Subsidiary or any Subsidiary of the Subsidiary to be so designated)) designated by the Borrower after the Effective Date as an Unrestricted Subsidiary by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Effective Date (with the reasonable consent of the Specified Agents) so long as (a) no Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.11 and (c) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (a) and (b), and containing the calculations and information required by the preceding clause (b) and (iv) any subsidiary of an Unrestricted Subsidiary. Notwithstanding the foregoing, no Subsidiary that guarantees or otherwise becomes directly or indirectly liable for any Material Indebtedness of any Loan Party shall be an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in GAAP occurring after the Effective Date or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by the Borrower as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by the Borrower or any Subsidiary shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Borrower’s historical financial statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

SECTION 1.05. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit documentation related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.06. Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (severally and not jointly) to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Exposures exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as the Borrower may request in accordance herewith.

Each Swingline Loan shall be an ABR Loan or shall bear interest at an alternate rate agreed upon by the Borrower and the Swingline Lender. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) LIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect to a Revolving Borrowing would end after the Maturity Date.

(e) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either by delivery of a written Borrowing Request signed by the Borrower (delivered by hand or telecopy) or by telephone (provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request) (a) in the case of a LIBOR Borrowing, not later than 1:30 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:30 p.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

(iv) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Expansion Option. (a) The Borrower may from time to time elect to increase the Commitments upon notice to the Administrative Agent (which shall promptly notify the Lenders) in minimum increments of $50,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed an amount equal to (x) $200,000,000 minus (y) the aggregate principal amount of term loans funded in reliance on Section 6.01(m). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than five Business Days from the date of delivery of such notice to the Lenders).

(b) Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”). To achieve the full amount of a requested increase the Borrower may arrange for any such increase to be provided by the Increasing Lenders as well as one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to provide new Commitments; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent, such approvals not to be unreasonably withheld or delayed and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit B-1 hereto or other agreement or amendment to this Agreement in form satisfactory to the Administrative Agent, and (y) in the case of an Augmenting Lender, the

Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit B-2 hereto or other agreement or amendment to this Agreement in form satisfactory to the Administrative Agent. No consent of any Lender shall be required for any increase in Commitments pursuant to this Section 2.04. Increases and new Commitments created pursuant to this Section 2.04 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.

(d) Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.11 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each LIBOR Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.04 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, agree to make Swingline Loans in dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the Swingline Lender’s Swingline Exposure exceeding the Swingline Lender’s Swingline Commitment, and (iii) the sum of the total Revolving Exposures exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (provided that any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Borrowing Request), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and whether such Swingline Loan shall be an ABR Revolving Loan bearing interest at a rate per annum applicable to an ABR Revolving Loan or shall bear interest at an alternate rate agreed upon by the Borrower and the Swingline Lender. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank) on the requested date of such Swingline Loan.

(b) The Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans not later than 1:00 p.m. on the day specified in such notice. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of any of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by them from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(c) Upon the making of a Swingline Loan, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage. The Swingline Lender may, at any time, require the Lenders to fund their participations, and each Lender hereby absolutely and unconditionally agrees to pay to the Swingline Lender such Lender’s Applicable Percentage of each Swingline Loan. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Issuing Banks agree that, in reliance upon the agreements of the Lenders set forth in this Section 2.06, the Borrower may request the issuance of Letters of Credit denominated in dollars as the applicant thereof for its own account or for the account of any Domestic Subsidiary, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.06 and the letters of credit issued and outstanding on the Effective Date under the Existing Credit Agreement (collectively, the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.

(i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, the purpose and nature of the requested Letter of Credit and such other information as the applicable Issuing Bank may require. Such notice must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(ii) Promptly after receipt of any Letter of Credit application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such request from the Borrower and, if not, the applicable Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable Issuing Bank’s usual and customary business practices.

(iii) A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed $75,000,000, (ii) each Issuing Bank’s LC Exposure shall not exceed such Issuing Bank’s LC Commitment, and (iii) the sum of the total Revolving Exposures shall not exceed the Aggregate Commitment.

(iv) the Issuing Banks shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Banks from issuing the Letter of Credit, or any Law applicable to the Issuing Banks or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Banks shall prohibit, or request that the Issuing Banks refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Banks with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Banks are not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Banks any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Banks in good faith deem material;

(B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Banks applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the Issuing Banks, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars; or

(E) subject to Section 2.21(c), any Lender is at that time a Defaulting Lender, unless the Issuing Banks have entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Banks (in their sole discretion) with the Borrower or such Lender to eliminate the Issuing Banks’ actual or potential Fronting Exposure (after giving effect to Section 2.21(c)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which the Issuing Banks have actual or potential Fronting Exposure, as it may elect in its sole discretion;

(v) The Issuing Banks shall not amend any Letter of Credit if the Issuing Banks would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(vi) The Issuing Banks shall be under no obligation to amend any Letter of Credit if (A) the Issuing Banks would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vii) The Issuing Banks shall act on behalf of the Lenders with respect to any Letters of Credit issued by any Issuing Bank and the documents associated therewith, and the Issuing Banks shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article II with respect to any acts taken or omissions suffered by the Issuing Banks in connection with Letters of Credit issued by it or proposed to be issued by it and pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article II included the Issuing Banks with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks

(viii) If the Borrower so requests, the applicable Issuing Bank shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the relevant Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or such later date as may be agreed to by the relevant Issuing Bank (or, in the case of any renewal or extension thereof, including any Auto-Extension Letter of Credit, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that a Letter of Credit may expire up to (but not later than) one year beyond the Maturity Date so long as the Borrower cash collateralizes 105% of the face amount of such Letter of Credit in the manner described in Section 2.06(j) no later than thirty (30) days prior to the Maturity Date on terms and conditions reasonably acceptable to the relevant Issuing Bank and the Administrative Agent.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., New York City time, on the date of any LC Disbursement by an Issuing Bank under a Letter of Credit, the

Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing

Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If the maturity of the Loans has been accelerated in accordance with Article VII, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 100% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Defaults have been cured or waived.

(k) Reports by Issuing Banks to the Administrative Agent. On the Business Day following the end of each calendar quarter, each Issuing Bank shall furnish to the Administrative Agent a report setting forth (i) the issuance and expiration dates, and the face amount, of each Letter of Credit issued by such Issuing Bank during the most recently completed calendar quarter, (ii) the aggregate undrawn amount of all Letters of Credit issued by such Issuing Bank that are outstanding as of such date and (iii) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not been reimbursed by or on behalf of the Borrower prior to such date.

(l) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Banks and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Issuing Banks shall not be responsible to the Borrower for, and the Issuing Banks’ rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Banks required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Banks or the beneficiary are located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(m) Conflict with Letter of Credit Documents. In the event of any conflict between the terms hereof and the terms of any Letter of Credit documentation, the terms hereof shall control.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent will make such Loans available to the Borrower by (i) promptly crediting the amounts so received, in like funds, to the Funding Account or (ii) wire transfer of such funds, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Borrowing Request with respect to such Borrowing is given by the Borrower, there are LC Disbursements outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such LC Disbursements, and second, shall be made available to the Borrower as provided above; provided that ABR Revolving Loans to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.07 shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for LIBOR Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent) equal to 100% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrower may from time to time reduce the Commitments; provided that (i) each reduction of such Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the Aggregate Commitment.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of any one or more other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on or before the fifth (5th) Business Day after the date on which such Swingline Loan is made or such later date to which the Swingline Lender and the Borrower agree and, in any event, on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender and its registered assigns a promissory note payable to such Lender and in the form attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty but subject to breakfunding payments pursuant to Section 2.16, subject to prior notice in accordance with this paragraph (e) of this Section.

(b) (i) Promptly following any Asset Sale or series of Asset Sales which cumulatively aggregate in excess of $175,000,000 in any fiscal year, the Borrower shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from all such Asset Sales (such prepayment to be applied as set forth in clause (d) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent (1) the Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to acquire fixed or capital assets in replacement of the disposed assets, (2) such acquisition is committed to within one hundred eighty (180) days of receipt of the Net Cash Proceeds and (3) such acquisition is consummated within two hundred seventy (270) days of receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to repay the Loans immediately thereafter and (ii) to the extent of cash proceeds received in connection with a Recovery Event which are in excess of $10,000,000 in the aggregate and which are not applied to repair, replace or relocate damaged property or to purchase or acquire fixed or capital assets in replacement of the assets lost or destroyed within two hundred seventy (270) days (or three hundred sixty (360) days, in the case of improvements to real property) of the receipt of such cash proceeds, the Borrower shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of such cash proceeds net of all third-party costs incurred to obtain such cash proceeds (such prepayment to be applied as set forth in clause (d) below).

(c) If at any time the sum of the aggregate principal amount of all of the Revolving Exposures exceeds the Aggregate Commitment, the Borrower shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of all Revolving Exposures to be less than or equal to the Aggregate Commitment.

(d) All such amounts pursuant to Section 2.11(b) and (c) shall be applied to prepay the Revolving Loans ratably (including Swingline Loans) without a corresponding reduction in the Commitments and to cash collateralize outstanding LC Exposure. Within the parameters of the applications set forth above, prepayments shall be applied first to ABR Loans and then to LIBOR Loans in direct order of Interest Period maturities. Notwithstanding the foregoing, so long as no Event of Default has occurred and is then continuing and at the Borrower’s option, the Administrative Agent shall hold in escrow for the benefit of the Lenders all amounts required to be prepaid pursuant to such Sections and applied to LIBOR Loans and shall release such amounts upon the expiration of the Interest Periods applicable to any such LIBOR Loans being prepaid; provided, however, that upon the occurrence and during the continuance of an Event of Default, such escrowed amounts may be applied to LIBOR Loans without regard to the expiration of any Interest Period and the Borrower shall make all payments under Section 2.16 resulting therefrom.

(e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Revolving Borrowing, not later than 1:30 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:30 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:30 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of any one or more other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such notice shall be in a form reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) breakfunding payments pursuant to Section 2.16.

(f) Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (each such Asset Sale a “Foreign Asset Sale”) or the cash proceeds received in connection with any Recovery Event incurred by a Foreign Subsidiary (each such Recovery Event a “Foreign Recovery Event”) are prohibited or delayed by applicable foreign Law or the applicable Organization Documents of such Foreign Subsidiary from being repatriated to the Borrower to repay the Obligations pursuant to Section 2.11(b), the portion of such Net Cash Proceeds so affected will not be required to be applied to repay the Obligations at the time provided in Section 2.11(b), but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable Organization Documents of such Foreign Subsidiary will not permit repatriation to the Borrower (the Borrower hereby agreeing to use, and cause its Subsidiaries to use, all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment and/or use the other cash and Cash Equivalents of the Borrower and its Subsidiaries that are not affected by such restrictions to make the relevant prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law or the applicable Organization Documents of such Foreign Subsidiary, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of the Obligations pursuant to this Section 2.11 or (ii) to the extent that the Borrower has determined in good faith, after consultation with the Administrative Agent, that repatriation to the Borrower to repay the Obligations pursuant to Section 2.11(b) of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Net Cash Proceeds of any Foreign Recovery Event attributable to Foreign Subsidiaries would have adverse tax consequences (including any reduction in tax attributes) with respect to such Net Cash Proceeds, such Net Cash Proceeds so affected will not be required to be applied to repay such Obligations at the time provided in Section 2.11(b), but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable adverse tax consequences with respect to such Net Cash Proceeds remain (the Borrower hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any adverse tax consequences and/or use the other cash and Cash Equivalents of the Borrower and its Subsidiaries that are not affected by such adverse tax consequences to make the relevant prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds would no longer have adverse tax consequences, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of the Obligations pursuant to this Section 2.11. The annual aggregate amount of Net Cash Proceeds from Asset Sales and Recovery Events that are exempted from prepaying the Obligations pursuant to Section 2.11(b) shall be reduced by the Net Cash Proceeds from Foreign Asset Sales and Foreign Recovery Events that are exempted from prepaying the Obligations by operation of this Section 2.11(f).

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears within 15 days after the last day of each March, June, September and December and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% (or such other percentage as is agreed upon by the relevant Issuing Bank and the Borrower) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect of Letters of Credit issued by such Issuing Bank) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable within 15 days following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan which is to bear interest with reference to the Alternate Base Rate) shall bear interest at the Alternate Base Rate plus the Applicable Rate. Swingline Loans for which an alternate interest rate is agreed upon between the Borrower and the Swingline Lender shall bear interest at such rate.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate

Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or

(c) the Administrative Agent determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBOR Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any statutory reserve requirement);

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such actual and direct costs (but not including anticipated profits) reasonably incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant; provided that neither such Lender nor such Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable;

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such

Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes each Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices as the Administrative Agent may from time to time notify to the Borrower and the Lenders), except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and any Issuing Bank from the Borrower (other than in connection with Swap Obligations and Banking Services Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Swap Obligations and Banking Services Obligations), third, to pay interest then due and payable on the Loans and the Letters of Credit ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably, to pay an amount to the Administrative Agent equal to the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and to payment of any amounts owing with respect to Swap Obligations, (all such amounts under this “fourth” item being applied ratably in accordance with all such amounts due), fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower, and sixth, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any LIBOR Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount or make any indemnity payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment).

SECTION 2.20. Departing Lenders; Replacement of Lenders.

(a) In addition to any rights and remedies that may be available to the Borrower under this Agreement or applicable law, if any Lender (i) shall become affected by any of the changes or events described in Sections 2.15 or 2.17 and the Borrower is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (ii) becomes a Defaulting Lender or (iii) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 or any other provision of any Loan Document requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Departing Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 and 2.17) and obligations under this Agreement and the related Loan Documents to an eligible assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), (a “Replacement Lender”); provided, that

(ii) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b)(ii)(A);

(iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;

(v) such assignment does not conflict with applicable Laws; and

(vi) in the case of an assignment resulting from a Lender becoming a Departing Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b) Upon any assignment by any Lender pursuant to this Section 2.20 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 2.15 or 2.17 and Section 9.03) while such Departing Lender was a Lender.

(c) Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 2.20, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in this Section 2.20 without any further action of the Departing Lender.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the relevant Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Restricted Subsidiaries’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.01, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate, limited liability company and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) except as could not reasonably be expected to have a Material Adverse Effect, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents and the filing on or about the Effective Date of one or more current reports on Form 8-K with respect to the Transactions, (b) except as could not reasonably be expected to have a Material Adverse Effect, will not violate any Law applicable to the Borrower or any of its Restricted Subsidiaries, (c) except as could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets (except those as to which waivers or consents have been obtained), and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2014, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date in accordance with GAAP.

(b) Since December 31, 2014, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and all such property is free of all Liens other than Permitted Liens.

(b) The Borrower and each of its Restricted Subsidiaries owns, has the legal right to use or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Borrower or any of its Restricted Subsidiaries, the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person except for such infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) As of the Effective Date, Schedule 3.05(c) contains a true and complete list of each ownership in Real Property owned by any Loan Party and describes the type of interest therein held by such Loan Party.

(d) Except in each case for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) the Real Property is zoned in all material respects to permit the uses for which such Real Property is currently being used and (ii) present uses of the Real Property and the current operations of each Loan Party’s business do not violate any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.

(e) Except in each case for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no pending or, to the knowledge of the Loan Parties threatened condemnation or eminent domain proceeding with respect to, or that could reasonably be expected to affect any of the Real Property of the Loan Parties.

Each parcel of Real Property with respect to which a Mortgage has been obtained is taxed as a separate tax lot(s) and is currently being used in a manner that is consistent with and in compliance in all material respects with the property classification assigned to it for real estate tax assessment purposes.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable probability of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except for any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) none of the Borrower or any of its Restricted Subsidiaries has received any written or actual notice of any claim with respect to any Environmental Liability or has knowledge or reason to believe that any such notice will be received or is threatened and (ii) none of the Borrower or any of its Restricted Subsidiaries (1) has, at any time during the last five (5) years, failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

SECTION 3.07. Compliance with Laws. Each of the Borrower and its Restricted Subsidiaries is in compliance with all Laws applicable to it or its property (including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption and anti-money laundering legislation, including in other jurisdictions), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred within the previous five (5) years or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. There is no fact now known to the Borrower or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein or in the periodic and other reports filed by the Borrower or any Subsidiary with the SEC, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by any Loan Party to the Administrative Agent and/or the Lenders. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) or delivered hereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered. Notwithstanding anything contained in this Section 3.11, the parties hereto acknowledge and agree that uncertainty is inherent in any forecasts and projections and that such forecasts and projections do not constitute guarantees of future performance.

SECTION 3.12. Solvency. (a) As of the Effective Date, immediately after the consummation of the Transactions to occur on the Effective Date, the Loan Parties, taken as a whole, are and will be Solvent.

(b) The Loan Parties on a consolidated basis, will not (i) have unreasonably small capital in relation to the business in which they are engaged or (ii) have incurred, or believe that they will have incurred after giving effect to the transactions contemplated by this Agreement, Indebtedness beyond their ability to pay such Indebtedness as it becomes due.

SECTION 3.13. Security Interest in Collateral. (a) The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and, upon the filing of appropriate financing statements and, with respect to any intellectual property, filings in the United States Patent and Trademark Office and the United States Copyright Office, or taking such other action as may be required for perfection under applicable Law, such Liens will constitute, to the extent required by the Loan Documents, perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) other than with respect to Permitted Liens, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable Law, (b) in the case of Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (c) to the extent that perfection of such security interests and Liens are not required by the Loan Documents. No representation or warranty is made under the Laws of any non-U.S. jurisdiction with respect to the perfection or priority of any security interest in the Equity Interests issued by any Foreign Subsidiary.

(b) Each Mortgage is effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on the applicable Loan Parties’ right, title and interest in and to the Mortgaged Properties covered by such Mortgage, subject only to Permitted Liens, and when the Mortgages are recorded in the appropriate recording or filing office of each applicable governmental subdivision where such Mortgaged Property is situated, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties, in each case prior and superior in right to any other person, other than Permitted Liens.

SECTION 3.14. Labor Disputes. As of the Effective Date, there are no labor controversies, strikes, lockouts or slowdowns pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

SECTION 3.15. No Default. No Default has occurred and is continuing.

SECTION 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan have been used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U, and X.

SECTION 3.17. Business Locations; Taxpayer Identification Number. Set forth on Schedule 3.17(a) is a list of all locations where any tangible personal property of any Loan Party is located as of the Effective Date. Set forth on Schedule 3.17(b) is the chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Effective Date.

SECTION 3.18. OFAC. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee,

agent, affiliate or representative thereof, is an individual or entity that is currently the target of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction. No Loan or Letters of Credit, nor the proceeds from any Loan or Letter of Credit, has been or will be used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business of any Person who is the target of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Administrative Agent, any Issuing Bank or the Swingline Lender) of Sanctions.

SECTION 3.19. Anti-Corruption Laws. The Borrower and its Restricted Subsidiaries have instituted and maintained policies and procedures reasonably designed to promote and achieve material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption and anti-money laundering legislation, including in other jurisdictions (collectively, “Anti-Corruption Laws”).

SECTION 3.20. Insurance. The properties of the Loan Parties and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower (other than in the case of any Captive Insurance Company), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Restricted Subsidiary operates, including the use of self-insurance plans. The property and general liability insurance coverage of the Loan Parties as in effect on the Effective Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.20.

ARTICLE IV

Conditions

SECTION 4.01. Effectiveness. The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Closing Documentation. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and each other Loan Document, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a promissory note executed by the Borrower in favor of each Lender requesting a promissory note pursuant to Section 2.10(e);

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation;

(v) a favorable opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, including certificates of insurance listing the Administrative Agent as (x) lender loss payee for the property casualty insurance policies of the Loan Parties, together with separate lender loss payable endorsements and (y) additional insured with respect to the general liability insurance of the Loan Parties, together with separate additional insured endorsements;

(viii) all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral under the Loan Documents shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Effective Date;

(ix) UCC financing statements with respect to the Loan Parties and Collateral in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office (or, in each case, any successor office thereto or any foreign analog thereto);

(x) certified copies, each as of a recent date, of UCC lien searches with respect to each Loan Party and tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Loan Party as debtor and that are filed in the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business;

(xi) audited consolidated balance sheets and related statements of income and cash flows of the Borrower and its subsidiaries for the fiscal years ended December 31, 2012, 2013 and 2014 and (y) projections satisfactory to the Administrative Agent (including, without limitation, a detailed description of the assumptions used in preparing such projections) for the Borrower for fiscal years 2015 through and including 2019;

(xii) so long as requested by the Administrative Agent in writing to the Borrower at least three Business Days prior to the Effective Date, there shall have been delivered to the Administrative Agent (a) documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) all information necessary for identification of the Loan Parties and their respective Subsidiaries and parent companies in order to comply with anti-money laundering requirements and any other “know your customer” requirements of the Lenders;

(xiii) all governmental and third-party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the financing and the transactions contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect; and

(xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Issuing Bank, the Swingline Lender or the Required Lenders reasonably may require.

(b) Fees. The Lenders, the Administrative Agent, the Arrangers shall have received, substantially concurrently with the effectiveness hereof, all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent), at least two Business Days prior to the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(c) Existing Credit Agreement. The Administrative Agent shall have received evidence satisfactory to it that the credit facility evidenced by the Existing Credit Agreement shall have been terminated and cancelled substantially concurrently with the effectiveness hereof and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans) and any and all liens thereunder shall have been terminated.

Without limiting the generality of the provisions of the third paragraph of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the effectiveness of this Agreement specifying its objection thereto. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent and, if applicable, an Issuing Bank or the Swingline Lender shall have received a Borrowing Request in accordance with the requirements hereof.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a) by no later than the earlier of the date on which such financial statements are required to be filed by the Borrower with the SEC (without giving effect to any extensions thereof) and the date which occurs 90 days after the end of each fiscal year of the Borrower, (i) its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, accompanied by any management letter prepared by said accountants and (ii) consolidated balance sheet and related statements of income and cash flows of the Borrower and its Restricted Subsidiaries, in each case as at the end of such fiscal year, setting forth in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by a certificate of a Financial Officer of the Borrower, which certificate shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries, in accordance with GAAP, as at the end of and for such period (subject to normal year-end audit adjustments);

(b) by no later than the earlier of the date on which such financial statements are required to be filed by the Borrower with the SEC (without giving effect to any extensions thereof) and the date which occurs 45 days after the end of each of the first three fiscal quarters of the Borrower, beginning with the fiscal quarter ending March 31, 2015, the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows for the Borrower and its Subsidiaries and for the Borrower and its Restricted Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries or the Borrower and its Restricted Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(d) promptly after the same become publicly available, to the extent not available by electronic or other readily accessible means, copies of all periodic and other reports, proxy statements and other non-confidential materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of all Asset Sales that were made during such prior fiscal year and amounts received in connection with any Recovery Event during such prior fiscal year; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or 5.01(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.deanfoods.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice (in any event, within 5 Business Days) upon any Responsible Officer of the Borrower obtaining actual knowledge thereof, of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party, any Restricted Subsidiary or any Affiliate thereof that has a reasonable probability of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits necessary in the conduct of its business, except, with respect to clause (ii), where failure to so maintain could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (and those ancillary or reasonably related thereto).

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default (subject, where applicable, to specified grace periods), except where the validity or amount thereof is being contested in good faith by appropriate proceedings and (a) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and obsolescence excepted.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep proper books of record and account in which complete entries in accordance with GAAP are made of all material dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or (upon the occurrence and during the continuation of any Event of Default) any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Laws applicable to it or its property (including, without limitation, ERISA and Environmental Laws), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and procedures reasonably designed to achieve material compliance with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans and Letters of Credit will be used for general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Law or any of the Loan Documents. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X, or in violation of Section 3.18 or Section 3.19.

SECTION 5.09. Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable carriers (a) insurance in such amounts, and against such risks (including loss or damage by fire and other normally insured perils and loss in transit; business interruption; and general liability), and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (including the use of self-insurance plans), (b) all insurance required pursuant to the Collateral Documents and (c) flood insurance in such total amount as is required by applicable Law (including, without limitation, under the Flood Program), if at any time the area in which any improvements located on any Mortgaged Property is designated a Flood Zone. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Administrative Agent loss payee, and (y) to all general liability policies naming the Administrative Agent an additional insured. The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.10. Subsidiary Guarantors; Pledges; Collateral; Further Assurances. (a) As promptly as possible but in any event by the earlier of (i) thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Material Restricted Subsidiary or any Subsidiary (other than a Receivables Financing SPC) qualifies independently as, or is designated by the Borrower as, a Subsidiary Guarantor and (ii) the date on which any Person that is not a Subsidiary Guarantor guarantees the obligations of the Borrower or any Restricted Subsidiary under the Senior Notes or any Material Indebtedness of any Loan Party (the date of such creation, designation, qualification or guarantee being the “Trigger Date”), the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall, (x) in the case of a Person described in the preceding clause (i), within sixty (60) days (or such later date as may be agreed to by the Administrative Agent) after the Trigger Date or (y) in the case of a Person described in the preceding clause (ii), on the Trigger Date (or such later date as may be agreed to by the Administrative Agent), cause each such Subsidiary (if such Subsidiary is a wholly-owned Domestic Subsidiary of a Loan Party) to deliver to the Administrative Agent appropriate joinders to the Subsidiary Guaranty and the Security Agreement pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty and Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) The Borrower will cause, and will cause each other Loan Party to cause, all existing and newly-acquired owned and leased property (whether personal, tangible, intangible, or mixed property but excluding Excluded Property) to be subject at all times (subject to the time periods in clause (a) above) to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens. Without limiting the generality of the foregoing, the Borrower will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Borrower or any other Loan Party to be subject at all times (subject to the time periods in clause (a) above) to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request (it being understood and agreed that (i) no Loan Party shall be required to deliver stock certificates and transfer powers with respect to any Subsidiary (other than a Receivables Financing SPC) that is not a Material Restricted Subsidiary and (ii) any such pledge of the Equity Interests of a Receivables Financing SPC shall contain such remedy standstills (up to ninety-one days after the payment in full of the applicable Permitted Receivables Financing) and other customary provisions for pledges of this type).

(c) If any Loan Party acquires any Real Property that does not constitute Excluded Property, or completes construction with respect to any building or facility which results in any owned Real Property no longer constituting Excluded Property, at any time when the Borrower’s Total Net Leverage Ratio as of the most recent determination date is equal to or greater than 5.00:1.00, the Borrower will, and will cause each other Loan Party to, promptly grant to the Administrative Agent (and in any event within 90 calendar days of the acquisition, or completion of construction, thereof, unless extended by the Administrative Agent in writing) a security interest in and Mortgage on each Real Property that does not constitute Excluded Property, owned in fee by such Loan Party as is acquired or constructed by such Loan Party after the Effective Date as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation in the form described in Schedule 5.11(1)(a), mutatis mutandis and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full, except to the extent constituting Permitted Liens. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including each of the items set forth in Schedule 5.11(1)(b) to (j), as applicable, mutatis mutandis).

(d) Without limiting the foregoing, the Borrower will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower.

(e) If any additional assets (excluding Excluded Property) are acquired by a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Administrative Agent under the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will, within sixty (60) days (or such later date as may be agreed to by the Administrative Agent), cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrower.

(f) Notwithstanding the provisions of this Section 5.10 to the contrary, (i) the Borrower and its Subsidiaries shall not be required to pledge a security interest in any Excluded Property and (ii) no account control agreements, landlord waivers, foreign law pledge or security agreements or legal opinions of foreign counsel with respect to any pledged Equity Interests shall be required.

SECTION 5.11. Post-Closing Deliveries. The Borrower hereby agrees to deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.11 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its sole discretion.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 (including the Indebtedness under the Senior Notes) and extensions, renewals and replacements of any such Indebtedness (other than Indebtedness under the Senior Notes) that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(d) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $50,000,000 at any time outstanding;

(e) obligations in connection with any Permitted Receivables Financing, to the extent such obligations constitute Indebtedness;

(f) unsecured Indebtedness of the Borrower (and unsecured Guarantees thereof by one or more of the Subsidiary Guarantors); provided that (i) both before and after giving effect to the incurrence of such Indebtedness, (A) the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.11 on a Pro Forma Basis, (B) the Borrower and its Restricted Subsidiaries shall be in compliance with a Total Capitalization Ratio of no more than 0.75 to 1.00 on a Pro Forma Basis and (C) no Event of Default shall have occurred and be continuing or immediately result therefrom, and (ii) such indebtedness (A) shall have a maturity date no earlier than 91 days following the Maturity Date and (B) shall not require any payment of principal prior to the maturity date thereof;

(g) Indebtedness of a Restricted Subsidiary (i) consisting of tax-advantaged industrial revenue bond, industrial development bond or other similar financings assumed (or taken subject to) in connection with (but not incurred in connection with or in anticipation of) a Permitted Acquisition or (ii) existing at the time such Person becomes a Restricted Subsidiary pursuant to a Permitted Acquisition provided that such Indebtedness was not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary; provided that the aggregate principal amount of all such Indebtedness (that is secured by any lien on any asset of the Borrower or any Restricted Subsidiary) under subsection (g)(ii) shall not exceed $50,000,000 at any time outstanding;

(h) Indebtedness in respect of Swap Agreements to the extent permitted hereunder;

(i) Subordinated Indebtedness; provided that (w) such Subordinated Indebtedness is subject to customary payment blockage and other provisions, (x) such Subordinated Indebtedness has a maturity no earlier than the date which is one year after the Maturity Date, (y) such Subordinated Indebtedness has terms and conditions which are reasonably satisfactory to the Administrative Agent and (z) the Borrower and its Restricted Subsidiaries shall be in compliance with a Total Capitalization Ratio of no more than 0.75 to 1.00 on a Pro Forma Basis;

(j) to the extent constituting Indebtedness, indemnification and non-compete obligations or adjustments in respect of the purchase price (including earn-outs and other contingent deferred payments) in connection with any Permitted Acquisition or sale or disposition permitted by Section 6.05;

(k) Indebtedness in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or any Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(m) term loan Indebtedness secured on a pari passu basis with the Loans in an aggregate amount not to exceed an amount equal to (x) $200,000,000 less (y) the aggregate principal amount of any incremental commitments extended pursuant to Section 2.04; provided that (a) such term loan Indebtedness shall rank pari passu in right of payment and security with the Loans, (b) such term loan Indebtedness shall not mature earlier than the Maturity Date (but may have amortization prior to such date), (c) the collateral documentation relating to such term loan Indebtedness is, taken as a whole, substantially similar to the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (d) such term loan Indebtedness is not guaranteed by any Person other than the Subsidiary Guarantors, (e) such term loan Indebtedness will have terms and conditions reasonably satisfactory to the Administrative Agent and that are (other than with respect to pricing and fees) substantially similar to, or, taken as a whole, not materially more favorable to the investors and/or lenders providing such term loan Indebtedness than, the Loan Documents, (f) such term loan Indebtedness shall be subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent and (g) each existing Lender shall be given at least five Business Days’ notice of such proposed term loan Indebtedness and shall have a right, but not an obligation, to provide a portion of such term loan Indebtedness; and

(n) other Indebtedness of the Borrower and its Restricted Subsidiaries in a principal amount up to but not exceeding in the aggregate at any one time outstanding the greater of $100,000,000 and (ii) 5% of Consolidated Net Tangible Assets; provided that (x) the aggregate principal amount of all such Indebtedness secured by Liens shall not exceed $50,000,000 at any one time outstanding and (y) the aggregate principal amount of all such Indebtedness incurred by of one or more Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $50,000,000 at any one time outstanding.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens securing the Secured Obligations;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of, or leased by, the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and

(ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens securing obligations, with aggregate net outstanding amounts payable not in excess of $10,000,000, under Swap Agreements;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Loan Party after the Effective Date prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be;

(g) Liens upon real or personal property heretofore leased or leased after the Effective Date (under operating or Capital Leases) in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries in favor of the lessor created at the inception of the lease transaction, securing obligations of the Borrower or any of its Restricted Subsidiaries under or in respect of such lease and extending to or covering only the property subject to such lease and improvements thereon;

(h) Liens of sellers or creditors of sellers of farm products encumbering such farm products when sold to any of the Borrower or its Restricted Subsidiaries pursuant to the Food Security Act of 1985 or pursuant to similar state laws to the extent such Liens may be deemed to extend to the assets of such Person;

(i) protective Uniform Commercial Code filings with respect to personal property leased by, or consigned to, any of the Borrower or its Restricted Subsidiaries;

(j) Liens upon Equity Interests or assets of Unrestricted Subsidiaries;

(k) Liens in favor of a Receivables Financing SPC or Receivables Financier created or deemed to exist in connection with a Permitted Receivables Financing (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable Transferred Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(l) any extension, renewal or replacement of the foregoing; provided, however, that the Liens permitted under this clause (l) shall not be spread to cover any additional Indebtedness or assets and the principal amount of such Indebtedness shall not be increased;

(m) Liens securing Indebtedness to the extent such Indebtedness is permitted pursuant to Section 6.01(g) (only to the extent covering the property subject to the Indebtedness covered in such Section 6.01(g)), 6.01(m) or 6.01(n);

(n) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(o) Liens of sellers of goods to the Borrower and its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(q) Liens solely on any cash earnest money deposits made in connection with an Investment permitted by Section 6.04;

(r) transfer restrictions, purchase options, calls or similar rights of third-party joint venture partners with respect to Equity Interests of joint venture entities; and

(s) other Liens on assets of the Borrower and the Restricted Subsidiaries securing other obligations of the Borrower and the Restricted Subsidiaries in the aggregate principal amount not to exceed $10,000,000 at any time outstanding.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary that is not a Loan Party may merge into the Borrower or any of its Subsidiaries or liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (iv) the Borrower or any Restricted Subsidiary may merge with any other Person in connection with a Permitted Acquisition, provided that (i) if the Borrower is a party to such transaction, the Borrower is the continuing or surviving Person and (ii) if a Loan Party is a party to such transaction, such Loan Party is the surviving Person. Notwithstanding the foregoing provisions of this Section 6.03, if after giving effect to any of the succeeding transactions, no Default will exist hereunder, any Subsidiary of the Borrower may be merged or consolidated with or into any other Subsidiary; provided that when any Restricted Subsidiary is merging or consolidating with or into an Unrestricted Subsidiary and the Restricted Subsidiary is not the continuing or surviving Person, the Borrower shall have complied with the requirements of Section 5.10.

(b) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (i) engage to any substantial extent in any business other than operations involved in the manufacture, processing and distribution of food, beverage or packaging products or businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related thereto or (ii) change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.04. Investments, Loans, Advances and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) cash, Cash Equivalents and Permitted Acquisitions;

(b) investments in existence on the Effective Date and described in Schedule 6.04;

(c) operating deposit accounts with depository institutions;

(d) investments received in connection with a disposition permitted under Section 6.05;

(e) purchases of inventory and other assets to be sold or used in the ordinary course of business;

(f) investments by any Subsidiary of the Borrower in any Loan Party, investments by any Loan Party in any other Loan Party (including, but not limited to, intercompany loans) and investments by Subsidiaries of the Borrower that are not Loan Parties in Subsidiaries of the Borrower that are not Loan Parties;

(g) Investments by the Borrower and its Restricted Subsidiaries in the Equity Interests of their Subsidiaries to the extent outstanding as of the Effective Date;

(h) loans and advances to employees in the ordinary course of business not exceeding $10,000,000 in the aggregate;

(i) investments in the form of Swap Agreements permitted by Section 6.01;

(j) deposits to secure bids, tenders, utilities, vendors, leases, licenses, statutory obligations, surety and appeal bonds and other deposits of like nature arising in the ordinary course of business;

(k) investments by any Receivables Financing SPC or any Loan Party in a Receivables Financing SPC in each case made in connection with a Permitted Receivables Financing, and loans permitted by the applicable Permitted Receivables Financing that are made by a Loan Party to a Receivables Financing SPC or by a Receivables Financing SPC to a Loan Party in connection therewith;

(l) investments acquired through a Permitted Acquisition, each of which (i) existed before the time of acquisition of the Person or assets of the Person who made such investment and (ii) was not made in anticipation of such acquisition;

(m) investments by the Borrower and its Subsidiaries in a Captive Insurance Company in a cumulative amount from the Effective Date not to exceed $75,000,000;

(n) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other disputes with customers or suppliers to the extent reasonably necessary in order to prevent or limit loss and Investments consisting of the prepayment of suppliers and service providers on customary terms in the ordinary course of business;

(o) Guarantees permitted by Section 6.01;

(p) to the extent permitted by Section 6.05, non-cash consideration received in connection with sales or dispositions;

(q) to the extent constituting an investment by such Person, the payment, prepayment, redemption or acquisition for value of Indebtedness of such Person permitted by this Agreement;

(r) investments to the extent made with (i) Equity Interests of the Borrower or (ii) the cash proceeds of an Equity Issuance by the Borrower, so long as such investment is consummated within 90 days of such Equity Issuance;

(s) additional investments in Unrestricted Subsidiaries during any fiscal year in an amount equal to the aggregate amount of dividends and other distributions received by the Borrower or its Restricted Subsidiaries from Unrestricted Subsidiaries and payments of Indebtedness by an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary during such fiscal year; and

(t) additional investments during any fiscal year in an aggregate amount not exceeding the Annual Investment Limitation for such fiscal year; provided that to the extent that (i) subsequent to any such investment but not later than 90 days thereafter, the Borrower consummates an Equity Issuance during such fiscal year and (ii) the Borrower promptly (and in any event within three Business Days following receipt thereof) repays the Loans with the net cash proceeds of such Equity Issuance, the amount of such investment (to the extent not in excess of the amount of such prepayment) shall be deemed not to have reduced the Annual Investment Limitation for such fiscal year. As used herein, “Annual Investment Limitation” means, for any fiscal year of the Borrower, the greater of (i) $80,000,000 and (ii) 5% of Consolidated Net Tangible Assets as of the first day of such fiscal year; provided that the Annual Investment Limitation shall mean, for any fiscal year of the Borrower, the greater of (i) $40,000,000 and (ii) 3% of Consolidated Net Tangible Assets as of the first day of such fiscal year if, at the time of the making of such investment and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto, the Total Capitalization Ratio is greater than 0.75 to 1.00 or the Liquidity of the Borrower and its Restricted Subsidiaries is less than $200,000,000.

For purposes of covenant compliance, the amount of any investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such investment, less any amount repaid, returned, distributed or otherwise received in respect of any investment, in each case, in cash.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, except:

(a) any Excluded Disposition or Specified Sale;

(b) obsolete or worn-out property, tools or equipment no longer used or useful in its business or real property no longer used or useful in its business;

(c) sales, leases, transfers and dispositions of assets (i) from a Loan Party to another Loan Party and (ii) from any Specified Subsidiary to a Loan Party or another Specified Subsidiary;

(d) any sale of Transferred Assets by such Person to a Receivables Financing SPC and subsequently to a Receivables Financier in connection with a Permitted Receivables Financing;

(e) sale and leaseback transactions permitted by Section 6.06;

(f) to the extent constituting a sale, transfer, lease or other disposition, the creation of Liens, the making of investments, the consummation of fundamental changes and the making of Restricted Payments permitted by Sections 6.02, 6.03, 6.04 and 6.07, respectively;

(g) to the extent constituting a sale or disposition, the unwinding of any Swap Agreement pursuant to its terms;

(h) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement; and

(i) sales, transfers, leases and other dispositions of other assets so long as the aggregate amount thereof sold or otherwise disposed of in any single fiscal year by the Borrower and its Restricted Subsidiaries shall not have a book value in excess of ten percent (10%) of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries owned on the first day of such fiscal year.

Notwithstanding the foregoing provisions of this Section 6.05, if after giving effect to any of the succeeding transactions, no Default will exist hereunder, (1) so long as the Borrower has, if requested by the Administrative Agent, demonstrated it is in compliance on a Pro Forma Basis (after giving effect to such sale, lease, transfer or other disposition) with the financial covenants set forth in Section 6.11 to the reasonable satisfaction of the Administrative Agent, the Borrower or any Restricted Subsidiary may (with the reasonable consent of the Specified Agents) sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Unrestricted Subsidiary and (2) any Unrestricted Subsidiary may be sold, liquidated, wound up or dissolved, or may sell, lease, transfer or otherwise dispose of any or all of its assets.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for such transactions requiring payments not in excess of $25,000,000 in the aggregate in any fiscal year.

SECTION 6.07. Restricted Payments. The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Equity Interests or Hybrid Equity Securities of such Person, (b) to make dividends or other distributions payable to any Loan Party (directly or indirectly through Subsidiaries, and, in the case of dividends or other distributions paid by Subsidiaries, ratably to other Persons that own the applicable class of Equity Interests in such Subsidiary), (c) to make dividends to or repurchases from the Borrower or the holders of ownership interests of such Restricted Subsidiary the proceeds of which shall be used to pay taxes that are then due and payable and which relate to the business of the Borrower and its Restricted Subsidiaries, (d) in the case of a Receivables Financing SPC, to make Restricted Payments to its owners to the extent of net income or other assets available therefor under applicable law, (e) Subsidiaries that are not Loan Parties may make Restricted Payments to other Subsidiaries that are not Loan Parties, (f) the Borrower may redeem or repurchase Equity Interests or other stock-based awards under any stock option plan, incentive plan, compensation plan or other benefit plan from officers, employees and directors of any Loan Party or any of its Subsidiaries (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise, so long as (i) no Default has occurred and is continuing or would immediately result therefrom and (ii) the aggregate amount of cash used to effect Restricted Payments pursuant to this clause (f) in any fiscal year of Borrower does not exceed $5,000,000, (g) repurchases of Equity Interests or other stock-based awards under any stock option plan, incentive plan, compensation plan or other benefit plan that occur or are deemed to occur upon the exercise of any such awards to the extent representing a portion of the exercise price of such award; (h) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by Section 6.04; (i) the Borrower may purchase fractional shares of its Equity Interests arising out of stock dividends, splits, combinations or business combinations (provided such transaction shall not be for the purpose of evading this limitation) and (j) the Borrower and its Restricted Subsidiaries may make other Restricted Payments so long as at the time of the making thereof and after giving effect thereto on a Pro Forma Basis, (i) no Default shall have occurred and/or be continuing or be directly or indirectly caused as a result thereof and (ii) the Borrower is in compliance with the financial covenants set forth in Section 6.11; provided that if the Total Net Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Restricted Payment) would be greater than 3.25 to 1.00, the Borrower may only make Restricted Payments pursuant to this clause (j) if, after giving effect to such Restricted Payment, the aggregate amount of all such Restricted Payments made pursuant to this clause (j) does not exceed $35,000,000 during any fiscal year of the Borrower.

SECTION 6.08. Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly: (a) make any investment in an Affiliate other than investments permitted hereunder; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate other than transfers, sales, leases, assignments or other dispositions permitted hereunder; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate other than Permitted Acquisitions or other transactions permitted under Section 6.03 or 6.04; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (i) the Borrower and its Restricted Subsidiaries may enter into one or more Permitted Receivables Financings, (ii) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Restricted Subsidiaries and receive reasonable compensation for his or her services in such capacity, and (iii) the Borrower and its Restricted Subsidiaries may enter into transactions (other than extensions of credit by the Borrower or any of its Restricted Subsidiaries to an Affiliate that are not investments permitted hereunder) if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Restricted Subsidiaries as the monetary or business consideration that would be obtained in a comparable transaction with a Person not an Affiliate.

SECTION 6.09. Restrictive Agreements.

(a) The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into, or permit to exist, any Contractual Obligation (including Organization Documents) that encumbers or restricts the ability of any such Person to (i) in the case of any Restricted Subsidiary pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any

Loan Party, (iv) sell, lease or transfer any of its properties or assets to any Loan Party, or (v) act as a Subsidiary Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, or Indebtedness incurred pursuant to Section 6.01(m), (B) applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 6.01(d); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (D) Indebtedness of a Subsidiary which is not a Loan Party which is permitted by Section 6.01, so long as such restrictions do not impair the ability of the Loan Parties to perform their obligations under this Agreement or any other Loan Document, (E) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property), (F) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (G) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness, (H) customary provisions in leases and other contracts restricting the assignment thereof, (I) customary restrictions contained in documents executed in connection with any Permitted Receivables Financing, (J) any Lien permitted hereunder or any document or instrument governing any such Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (K) any document or instrument governing the Senior Notes as in effect on the Effective Date, (L) any indenture agreement, instrument or other arrangement relating to the assets or business of any Restricted Subsidiary and existing prior to the consummation of the Permitted Acquisition in which such Subsidiary was acquired; (M) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04 and applicable solely to such joint venture and are entered into in the ordinary course of business and (N) any agreements existing on the Effective Date and set forth on Schedule 6.09.

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets to secure the Secured Obligations pursuant to the Loan Documents, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for the Secured Obligations except (i) pursuant to this Agreement and the other Loan Documents, or Indebtedness incurred pursuant to Section 6.01(m), (ii) pursuant to applicable Law, (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.01(d); provided that in the case of Section 6.01(d) any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness, (vi) customary provisions in leases and other contracts restricting the assignment thereof, (vii) pursuant to the documents executed in connection with any Permitted Receivables Financing (but only to the extent that the related prohibitions against other encumbrances pertain to the applicable Transferred Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such Permitted Receivables Financing), (viii) restrictions in any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (ix) any indenture agreement, instrument or other arrangement relating to the assets or business of any Restricted Subsidiary and existing prior to the consummation of the Permitted Acquisition in which such Subsidiary was acquired, (x) software and other intellectual property licenses pursuant to which the Borrower or Subsidiary is the licensee of the relevant software or intellectual property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (xi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04 and applicable solely to such joint venture and are entered into in the ordinary course of business, (xii) any agreements existing on the Effective Date and set forth on Schedule 6.09 and (xiii) restrictions or conditions contained in any document or instrument governing the Senior Notes as in effect on the Effective Date or restrictions or conditions (which are no more restrictive than those contained in the Indenture described in clause (ii) of the definition of Senior Notes) contained in any document or instrument governing unsecured notes issued by the Borrower and guaranteed by the Subsidiary Guarantors in compliance with this Agreement.

SECTION 6.10. Subordinated Indebtedness and Amendments to Subordinated Indebtedness. The Borrower will not, nor will it permit any Restricted Subsidiary to, after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Subordinated Indebtedness in a manner materially adverse to the interests of the Lenders (including specifically shortening the final maturity or average life to maturity or requiring any payment to be made sooner than originally scheduled or increase the interest rate or fees applicable thereto or change any subordination provision thereof). The Borrower will not, nor will it permit any Restricted Subsidiary to make any optional or voluntary prepayment of Subordinated Indebtedness.

SECTION 6.11. Financial Covenants.

(a) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.25 to 1.00.

(b) Senior Secured Net Leverage Ratio. The Borrower shall not permit the Senior Secured Net Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 2.50 to 1.00.

SECTION 6.12. Sanctions. The Loan Parties will not use the proceeds of any Loan or Letter of Credit, directly or indirectly, (a) to fund any activity or business of any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the target of any Sanctions, unless otherwise authorized by applicable Laws; or (b) in any other manner that will result in any violation by any party to any Loan Document (including any Lender, any Agent, the Administrative Agent, any Issuing Bank or the Swingline Lender) of any Sanctions.

SECTION 6.13. Anti-Corruption Laws. The Loan Parties will not, directly or indirectly, use the proceeds of any Loan or Letter of Credit for any purpose which would breach, in any material respect, any Anti-Corruption Law.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) Non-Payment of Principal. The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) Non-Payment of Other Amounts. The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) above) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or incorrect in any material respect when made or deemed made;

(d) Non-Compliance with Specific Covenants. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.08 or in Article VI;

(e) Other Non-Compliance. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article VII), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of a Responsible Officer of the Borrower having knowledge of such breach or notice thereof from the Administrative Agent;

(f) Payment Default of Material Indebtedness. The Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created;

(g) Cross-Default to Material Indebtedness. Any event or condition (other than (1) any required prepayment of Indebtedness secured by a Permitted Lien that becomes due as the result of the disposition of the assets subject to such Lien so long as such disposition is permitted by this Agreement, (2) any required repurchase, repayment or redemption of (or offer to repurchase, repay or redeem) any Indebtedness that was incurred for the specified purpose of financing all or a portion of the consideration for a merger or acquisition provided that (x) such repurchase, repayment or redemption (or offer to repurchase, repay or redeem) results solely from the failure of such merger or acquisition to be consummated, (y) such Indebtedness is repurchased, repaid or redeemed in accordance with its terms and (z) no proceeds of the Loans or Letters of Credit are used to make such repayment, repurchase or redemption or (3) for the avoidance of doubt, any voluntary offer to repurchase, repay or redeem the Senior Notes or the delivery of a notice with respect thereto) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) Involuntary Proceedings, Etc. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Material Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Voluntary Proceedings, Etc. Any Loan Party or any Material Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or such Material Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Inability to Pay Debts. The Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance or other creditworthy indemnitor) shall be rendered against the Borrower or any Restricted

Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) Change in Control. A Change in Control shall occur; or

(n) Invalidity of Loan Documents. Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including (in the case of the Administrative Agent) execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions; provided that, for the avoidance of doubt, this provision shall not limit any consent or notice rights of the Borrower contained in this Article VIII. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Banks unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Banks prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the applicable Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks, the Swingline Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required hereunder), which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required hereunder). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article VIII). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant hereto shall also constitute its resignation as an Issuing Bank and the Swingline Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of as an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Exposure with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed amounts. If Bank of America resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans. Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as a Joint Lead Arranger, Joint Bookrunner, Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Joint Lead Arrangers, Joint Bookrunners, Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to their benefit (solely in their capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks, Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Banks, Swingline Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Issuing Banks, Swingline Lender and the Administrative Agent under Sections 2.06, 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, Issuing Bank and Swingline Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks and the Swingline Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, Issuing Bank or the Swingline Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Issuing Banks or the Swingline Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender, Issuing Bank or the Swingline Lender, in any such proceeding.

In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(c); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein as a “Supplemental Collateral Agent”). In the event that the Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 9.03 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Collateral Agent, as the context may require. Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Collateral Agent.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Dean Foods Corporation, 2711 N. Haskell Avenue, Suite 3400, Dallas, Texas 75204, Attention of James Kenwood, Vice President and Treasurer (Telecopy No. (214) 721-8800; Telephone No. (214) 303-3554) and (in the case of a notice of Default) Marc Kesselman, Executive Vice President, General Counsel (Telecopy No. (214) 721-8794; Telephone No. (214) 721-1119);

(ii) if to the Administrative Agent, to Bank of America, N.A., Agency Management, Mail Code: CA5-705-04-09, 555 California St, San Francisco, CA 94104, Attention: Joan Mok, Phone: (415) 436-3496, Fax: (415) 503-5085, Email: joan.mok@baml.com;

(iii) if to an Issuing Bank, to (A) to Bank of America, N.A., Trade Operations, Mail Code: PA6-580-02-30, 1 Fleet Way, Scranton, PA 18507, Phone: (570) 496-9619, Fax: (800) 755-8740, Email: tradeclientserviceteamus@baml.com, with respect to standby Letters of Credit, Alfonso Malave, Phone: (570) 496-9622, Fax: (800) 755-8743, Email: alfonso.malave@baml.com and, with respect to commercial Letters of Credit, Theodore Georgiades, Phone: (570) 496-9603, Fax: (570) 330-3904, Email: theodore.t.georgiades@baml.com and (B) to JPMorgan Chase Bank, National Association, 10 S. Dearborn Chicago, IL 60603, Anju Vanvala, Phone: (855) 609-9959, Fax: (214) 307-6784, Email: chicago.lc.agency.activity.team@jpmchase.com;

(iv) if to the Swingline Lender, to Bank of America, N.A., Mail Code: TX1-492-14-11, 901 Main St, Dallas, TX 75202-3714, Attention: Jacqueline Jones, Phone: (972) 338-3765, Fax: (214) 290-9439, Email: jacqueline.r.jones@baml.com; and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Swingline Lender, the Issuing Banks, or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Each of the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications or notices through IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system, any other electronic platform or electronic messaging service, or through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Requests and Interest Election Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Banks, the Swingline Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent with the consent of the Required Lenders and the Loan Party or Loan Parties that are parties thereto; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of a change in the definition of Total Net Leverage Ratio or any of the components thereof or the method of calculation thereof), or reduce or forgive any interest or fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.13(c), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any

Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (vii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender). The Administrative Agent may also amend Schedule 1.01 to reflect assignments entered into pursuant to Section 9.04. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Notwithstanding the foregoing (including without limitation clause (v) of Section 9.02(b) above), this Agreement and any other Loan Document may be amended (or amended and restated), subject to the terms of Section 2.04, with the written consent of the Required Lenders, Lenders providing one or more additional credit facilities, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and other extensions of credit hereunder and the accrued interest and fees in respect thereof, (y) to include reasonably appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (z) to make such other technical amendments as are reasonably deemed appropriate by the Administrative Agent and the Borrower in connection with the foregoing.

(d) The Lenders hereby irrevocably authorize the Administrative Agent, and the Administrative Agent hereby agrees with the Borrower that it shall (so long as no Event of Default has occurred and is continuing), release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or

(iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral and the Administrative Agent shall not be required to execute any such release on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by each of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out of pocket expenses incurred by each of the Lead Arrangers in connection with the syndication of the credit facilities provided for herein.

(b) The Borrower shall indemnify the Administrative Agent, the Lead Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) the material breach of any express obligation of an Indemnitee under this Agreement pursuant to a claim initiated by the Borrower or (2) arise out of any investigation, litigation or proceeding that does not involve an act or omission by the Borrower or any Subsidiary and solely in connection with a dispute among Indemnitees (except when and to the extent that one of the parties to such dispute was acting in its capacity as an Agent, Swingline Lender, Issuing Bank or other agency capacity and, in such case, excepting only such party). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, but without affecting the Borrower’s obligations to make such payments, each Lender severally agrees to pay to the Administrative Agent, any Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, other than, in each case, for direct or actual damages resulting from such Indemnitee’s (x) gross negligence, (y) willful misconduct or (z) material breach of express obligations hereunder pursuant to a claim initiated by the Borrower, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) each Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this

Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to have this Agreement enforced by the Administrative Agent on its behalf, and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (a) has purchased a participation from CoBank, ACB in the minimum amount of $10,000,000 on or after the Effective Date, (b) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by CoBank, ACB as being entitled to be accorded the rights of a voting participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of CoBank, ACB shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a

Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to Section 9.04(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as an Issuing Bank or the Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided that such Lender consents in writing and in advance to becoming a successor Issuing Bank or Swingline Lender hereunder; provided further, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as an Issuing Bank or Swingline Lender, as the case may be. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations pursuant to Section 2.06(e)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.05(b). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execute”, “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower, the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other loan document, as expressly set forth therein) and the Transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors who have a need to know such Information in connection with the transactions contemplated by the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to

the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, its Subsidiaries and their obligations, (g) with the prior consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, an Issuing Bank, the Swingline Lender or any Lender on a nonconfidential basis from a source other than the Borrower (which source is not known by such recipient to be in breach of confidentiality obligations to the Borrower or any Subsidiary). For the purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary (other than any such information received from a source that is known by such recipient to be in breach of confidentiality obligations to such Loan Party or any Subsidiary). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Arrangers and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments, but only to the extent consistent with information that has previously been publicly disclosed by the Borrower.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE

AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.15. Disclosure. The Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrower, its Subsidiaries and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19. Release of Subsidiary Guarantors.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer a Domestic Subsidiary upon the consummation of a transaction permitted by this Agreement.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations under any Swap Agreement or any Banking Services Agreement, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DEAN FOODS COMPANY,
as the Borrower

By:	/s/ James V. Kenwood
Name: James Kenwood
Title: Vice President and Treasurer

Signature Page to

Credit Agreement

BANK OF AMERICA, N.A., as Swingline Lender, an Issuing Bank and Administrative Agent

By:	/s/ David L. Catherall
Name: David L. Catherall
Title: Managing Director

Signature Page to

Credit Agreement

BANK OF AMERICA, N.A., as a Lender,

By:	/s/ David L. Catherall
Name: David L. Catherall
Title: Managing Director

Signature Page to

Credit Agreement

JPMorgan Chase Bank, N.A., as a Lender and Issuing Bank,

By:	/s/ Dana J. Moran
Name: Dana J. Moran
Title: Vice President

Signature Page to

Credit Agreement

COBANK, ACB, as a Lender,

By:	/s/ Zack Carpenter
Name: Zack Carpenter
Title: Vice President

Signature Page to

Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender,

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to

Credit Agreement

Crédit Agricole Corporate & Investment Bank, as a Lender,

By:	/s/ Kaye Ea
Name: Kaye Ea
Title: Managing Director

By:	/s/ Juliette Cohen
Name: Juliette Cohen
Title: Managing Director

Signature Page to

Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender,

By:	/s/ Christian S. Brown
Name: Christian S. Brown
Title: Managing Director

Signature Page to

Credit Agreement

Coöperatieve Centrale Raiffeisen – Boerenleenbank, B.A. “Rabobank Nederland,” New York Branch, as a Lender,

By:	/s/ Pamela Beal
Name: Pamela Beal
Title: Executive Director

By:	/s/ Jeff Geisbauer
Name: Jeff Geisbauer
Title: Executive Director

Signature Page to

Credit Agreement

SunTrust Bank, as a Lender,

By:	/s/ Tesha Winslow
Name: Tesha Winslow
Title: Director

Signature Page to

Credit Agreement

Bank of the West, as a Lender,

By:	/s/ Temple H. Abney
Name: Temple H. Abney
Title: Vice President

Signature Page to

Credit Agreement

Branch Banking and Trust Company, as a Lender,

By:	/s/ Timothy J. Devane
Name: Timothy J. Devane
Title: Senior Vice President

Signature Page to

Credit Agreement

FIFTH THIRD BANK, as a Lender,

By:	/s/ Jim Bosco
Name: Jim Bosco
Title: Vice President

Signature Page to

Credit Agreement

AFIRST FARM CREDIT BANK, as a Lender,

By:	/s/ Neda K. Beal
Name: NEDA K. BEAL
Title: VICE PRESIDENT

Signature Page to

Credit Agreement

AMERICAN AGCREDIT, PCA, as a Lender,

By:	/s/ Bradley K. Leafgren
Name: Bradley K. Leafgren
Title: Vice President

Signature Page to

Credit Agreement

AgStar Financial Services, PCA, as a Lender,

By:	/s/ Timothy F. McNamara
Name: Timothy F. McNamara
Title: Associate Vice President Capital Markets

Signature Page to

Credit Agreement

FARM CREDIT BANK OF TEXAS, as a Lender,

By:	/s/ Luis M. H. Requejo
Name: Luis M. H. Requejo
Title: Director Capital markets

Signature Page to

Credit Agreement

United FCS, PCA, dba FCS Commercial Finance Group, as a Lender,

By:	/s/ Warren Shoen
Name: Warren Shoen
Title: Senior Vice President

Signature Page to

Credit Agreement

Regions Bank, as a Lender,

By:	/s/ Robert L. Nelson
Name: Robert L. Nelson
Title: Senior Vice President

Signature Page to

Credit Agreement

Farm Credit Mid-America, PCA, as a Lender,

By:	/s/ Ralph M. Bowman
Name: Ralph M. Bowman
Title: Vice President Capital Markets

THE NORTHERN TRUST COMPANY, as a Lender,

By:	/s/ Thomas Gawel
Name: THOMAS GAWEL
Title: OFFICER

Schedule 1.01 – Commitment Schedule

REVOLVING FACILITY COMMITMENTS

LENDER	COMMITMENT
BANK OF AMERICA, N.A.	$35,000,000
JPMORGAN CHASE BANK, N.A.	$35,000,000
COBANK, ACB	$35,000,000
MORGAN STANLEY BANK, N.A.	$35,000,000
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK	$30,000,000
PNC CAPITAL MARKETS LLC	$30,000,000
COÖPERATIEVE CENTRAL RAIFFEISEN - BOERENLEENBANK, B.A. “RABOBANK NEDERLAND,” NEW YORK BRANCH	$30,000,000
SUNTRUST ROBINSON HUMPHREY, INC.	$30,000,000
BANK OF THE WEST	$25,000,000
BRANCH BANKING & TRUST COMPANY	$25,000,000
FIFTH THIRD BANK, AN OHIO BANKING CORPORATION	$25,000,000
AGFIRST FARM CREDIT BANK	$20,000,000
AMERICAN AGCREDIT, PCA	$20,000,000
AGSTAR FINANCIAL SERVICES, PCA	$17,000,000
FARM CREDIT BANK OF TEXAS	$17,000,000
UNITED FCS, PCA D/B/A FCS COMMERCIAL FINANCE GROUP	$17,000,000
REGIONS BANK	$10,000,000
FARM CREDIT MID-AMERICA, PCA F/K/A/ FARM CREDIT SERVICES OF MID-AMERICA, PCA	$9,000,000
THE NORTHERN TRUST COMPANY	$5,000,000
AGGREGATE COMMITMENT	$450,000,000

LETTER OF CREDIT COMMITMENTS

LENDER	COMMITMENT
BANK OF AMERICA, N.A.	$37,500,000
JPMORGAN CHASE BANK, N.A.	$37,500,000
AGGREGATE COMMITMENT	$75,000,000

SWINGLINE COMMITMENTS

LENDER	COMMITMENT
BANK OF AMERICA, N.A.	$100,000,000
AGGREGATE COMMITMENT	$100,000,000

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower(s):	Dean Foods Company

4.	Administrative Agent:	Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of March 26, 2015, among Dean Foods Company, as the Borrower, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent

[2]	Set as applicable.

Exhibit A

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
$	$		%
$	$		%
$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower,[, the Loan Parties] and [its] [their] related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A

[Consented to and]4 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent, an Issuing Bank and a Swingline Lender

By:
Title

[Consented to and]5 Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Title

[Consented to and]6 Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as a Swingline Lender

By:
Title

[Consented to:]7

DEAN FOODS COMPANY

By:
Title

[4]	To be added only if the consent of the Administrative Agent and/or Issuing Bank is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Swingline Lenders is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A

ANNEX 1

[                                 ]8

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[8]	Describe Credit Agreement at option of Administrative Agent.

Exhibit A

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A

EXHIBIT B-1

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated             , 20     (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of March 26, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dean Foods Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.04 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment;

WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the Aggregate Commitment pursuant to such Section 2.04; and

WHEREAS, pursuant to Section 2.04 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $[            ], thereby making the aggregate amount of its total Commitments equal to $[            ].

2. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

Exhibit B-1

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

DEAN FOODS COMPANY

By:
Name:
Title:

Acknowledged as of the date first written above:

BANK OF AMERICA, N.A. as Administrative Agent

By:
Name:
Title:

Exhibit B-1

EXHIBIT B-2

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated             , 20     (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of March 26, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dean Foods Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.04 thereof that any bank, financial institution or other entity may extend Commitments under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment with respect to Revolving Loans of $[            ].

2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[                    ]

Exhibit B-2

4. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

Exhibit B-2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

DEAN FOODS COMPANY

By:
Name:
Title:

Acknowledged as of the date first written above:

BANK OF AMERICA, N.A. as Administrative Agent

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of March 26, 2015 (as may be further amended, modified, renewed or extended from time to time, the “Agreement”), among Dean Foods Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

5. Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.

Exhibit C

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of             ,         .

DEAN FOODS COMPANY

By:
Name:
Title:

Exhibit C

SCHEDULE I

Compliance as of                     ,              with

Provisions of Section 6.11 of

the Agreement

Exhibit C

SCHEDULE II

Borrower’s Calculation of

Applicable Rate

Exhibit C

EXHIBIT D-1

FORM OF BORROWING REQUEST

Bank of America, N.A.,

as Administrative Agent

for the Lenders referred to below

555 California St

San Francisco, CA 94104

Attention: Joan Mok

Facsimile: (415) 503-5085

Email: joan.mok@baml.com

With a copy to:

[                    ]

[                    ]

Attention: [                    ]

Facsimile: [                    ]

Re:	Dean Foods Company

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of March 26, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dean Foods Company (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	Aggregate principal amount of Borrowing:[1]

2.	Date of Borrowing (which shall be a Business Day):

3.	Type of Borrowing (ABR or LIBOR):

4.	Interest Period and the last day thereof (if a LIBOR Borrowing):[2]

[1]	Not less than applicable amounts specified in Section 2.02(c)
[2]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exhibit D-1

5.	Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed:

[Signature Page Follows]

Exhibit D-1

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and]3 4.02 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours, DEAN FOODS COMPANY, as the Borrower

By:
Name:
Title:

[3]	To be included only for Borrowings on the Effective Date.

Exhibit D-1

EXHIBIT D-2

FORM OF INTEREST ELECTION REQUEST

Bank of America, N.A.,

as Administrative Agent

for the Lenders referred to below

555 California St

San Francisco, CA 94104

Attention: Joan Mok

Facsimile: (415) 503-5085

Email: joan.mok@baml.com

Re:	Dean Foods Company

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of March 26, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dean Foods Company (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to convert an existing Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such conversion requested hereby:

1.	List date, Type, principal amount and Interest Period (if applicable) of existing Borrowing:

2.	Aggregate principal amount of resulting Borrowing:

3.	Effective date of interest election (which shall be a Business Day):

4.	Type of Borrowing (ABR or LIBOR):

5.	Interest Period and the last day thereof (if a LIBOR Borrowing):[1]

[Signature Page Follows]

[1]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exhibit D-2

Very truly yours, DEAN FOODS COMPANY, as the Borrower

By:
Name:
Title:

Exhibit D-2

EXHIBIT E

FORM OF NOTE

[        ], 2015

FOR VALUE RECEIVED, the undersigned, DEAN FOODS COMPANY, a Delaware corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to [LENDER] (the “Lender”) and its registered assigns the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below), on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The undersigned Borrower promises to pay interest on the unpaid principal amount of each Loan made to it from the date of such Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Loan, and upon each payment or prepayment of principal of each Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Loan, the respective Interest Period thereof (in the case of LIBOR Loans) or the amount of principal paid or prepaid with respect to such Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Secured Obligations of the undersigned Borrower hereunder or under the Credit Agreement.

This Note is one of the promissory notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of March 26, 2015 by and among the Borrower, the financial institutions from time to time parties thereto as Lenders and Bank of America, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of Loans by the Lender to the undersigned Borrower from time to time in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment, the indebtedness of the undersigned Borrower resulting from each such Loan to it being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is secured by the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the collateral thereby warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note, the rights of the holder of this Note, the Administrative Agent in respect of such security and otherwise.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower. Whenever in this Note reference is made to the Administrative Agent, the

Exhibit E

Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

****

Exhibit E

DEAN FOODS COMPANY,
as the Borrower

By:
Name:
Title:

Exhibit E

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit E

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 26, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dean Foods Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-1

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 26, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dean Foods Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20 [ ]

Exhibit F-2

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 26, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dean Foods Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

Exhibit F-3

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 26, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dean Foods Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

Exhibit F-4

EXHIBIT H

FORM OF MORTGAGE

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING ([            ])

by and from

[                ], “Grantor”

to

[                ], “Trustee”

for the benefit of

BANK OF AMERICA, N.A., in its capacity as Agent, “Beneficiary”

Dated as of [            ], 2015

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]

[insert only if deed of trust is capped: THE MAXIMUM PRINCIPAL INDEBTEDNESS

WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY

THIS DEED OF TRUST IS $        .]

THE SECURED PARTY (BENEFICIARY) DESIRES THIS FIXTURE FILING

TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE DESCRIBED

HEREIN.

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Attention: Malcolm K. Montgomery, Esq.

File #37051-00075

Exhibit H

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING ([            ])

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([            ]) (this “Deed of Trust”) is dated as of [            ], 2015 by and from [            ], a [            ] [            ] (“Grantor”), whose address is [                    ] to [                ], a [            ] [            ] (“Trustee”), with an address at [            ], for the benefit of BANK OF AMERICA, N.A., a national association, as administrative agent (in such capacity, “Agent”) for the Secured Parties as defined in the Credit Agreement (defined below), having an address at [                        ] (Agent, together with its successors and assigns, “Beneficiary”).

[insert only if deed of trust is capped: ANY PROVISION HEREIN TO THE CONTRARY NOTWITHSTANDING, THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS DEED OF TRUST IS $[        ] (THE “SECURED AMOUNT”).]

ARTICLE X

DEFINITIONS

SECTION 10.01. Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Credit Agreement dated as of even date herewith, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Dean Foods Company, as borrower (“Borrower”), Agent, and the other Secured Parties identified therein. As used herein, the following terms shall have the following meanings:

(a) “Event of Default”: An Event of Default under and as defined in the Credit Agreement.

(b) “Guaranty”: That certain Subsidiary Guaranty by and from Grantor and the other guarantors referred to therein for the benefit of the Secured Parties dated as of [            ], 2015, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(c) “Indebtedness”: (1) All indebtedness of Grantor to Beneficiary or any of the other Secured Parties under the Credit Agreement or any other Loan Document, including, without limitation (except as otherwise set forth in Section 2 of the Guaranty), the sum of all (a) principal, interest and other amounts owing under or evidenced or secured by the Loan Documents, (b) principal, interest and other amounts which may hereafter be lent by Beneficiary or any of the other Secured Parties under or in connection with the Credit Agreement or any of the other Loan Documents, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (c) obligations and liabilities of any nature now or hereafter existing under or arising in connection with Letters of Credit and other extensions of credit under the Credit Agreement or any of the other Loan Documents and reimbursement obligations in

Exhibit H

respect thereof, together with interest and other amounts payable with respect thereto, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Grantor to Beneficiary or any of the other Secured Parties under documents which recite that they are intended to be secured by this Deed of Trust. The Indebtedness secured hereby includes, without limitation, all interest and expenses accruing after the commencement by or against Grantor or any of its affiliates of a proceeding under the Bankruptcy Code (defined below) or any similar law for the relief of debtors. The Credit Agreement contains a revolving credit facility which permits Borrower to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Secured Parties, all upon satisfaction of certain conditions stated in the Credit Agreement. [use only if the deed of trust is capped: Subject to the provisions of Section 2.2, this] [This] Deed of Trust secures all advances and re-advances under the Credit Agreement, including, without limitation, those under the revolving credit facility contained therein.

(d) “Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Grantor (the “Land”), and all of Grantor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Grantor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Grantor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other Loan Documents and all deposit accounts maintained by Grantor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (10)

Exhibit H

all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Deed of Trust, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(e) “Obligations”: All of the agreements, covenants, conditions, warranties, representations and other obligations of Grantor under the Credit Agreement and the other Loan Documents to which it is a party.

(f) “Permitted Liens”: Liens described in Sections 6.02(a) through (s) of the Credit Agreement.

(g) “Security Agreement”: That certain Security Agreement by and from Grantor and the other grantors referred to therein to Agent and the other Secured Parties dated as of even date herewith, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(h) “UCC”: The Uniform Commercial Code of [                ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [                ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE XI

GRANT[insert only if the deed of trust is capped: ; REVOLVING LOAN]

SECTION 11.01. Grant. To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Grantor GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Trustee the Mortgaged Property, subject, however, only [to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and] to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property, IN TRUST, WITH POWER OF SALE, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Trustee.

SECTION 11.02. Treatment of Borrowings and Repayments. [insert only if the deed of trust is capped: Pursuant to the Credit Agreement, the amount of the Indebtedness may increase and decrease from time to time as the Secured Parties advance, Borrower repays, and the Secured Parties re-advance sums pursuant to the Credit Agreement. For purposes of this Deed of Trust, so long as the balance of the Indebtedness equals or exceeds the Secured Amount, the amount of the Indebtedness secured by this Deed of Trust shall at all times equal only the Secured Amount. Such Secured Amount represents only a portion of the first sums advanced by the Secured Parties in respect of the Indebtedness.]

Exhibit H

SECTION 11.03. Reduction of Secured Amount. [insert only if the deed of trust is capped: The Secured Amount shall be reduced only by the last and final sums that Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness. So long as the balance of the Indebtedness exceeds the Secured Amount, any payments and repayments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Deed of Trust. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the State of [                ].]

ARTICLE XII

WARRANTIES, REPRESENTATIONS AND COVENANTS

Grantor warrants, represents and covenants to Beneficiary as follows:

SECTION 12.01. Title to Mortgaged Property and Lien of this Instrument. Grantor owns the Mortgaged Property free and clear of any liens, claims or interests, except [the Permitted Encumbrances and] the Permitted Liens. This Deed of Trust creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

SECTION 12.02. First Lien Status. Grantor shall preserve and protect the first lien and security interest status of this Deed of Trust and the other Loan Documents. If any lien or security interest other than [a Permitted Encumbrance or] a Permitted Lien is asserted against the Mortgaged Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Beneficiary).

SECTION 12.03. Payment and Performance. Grantor shall pay the Indebtedness when due under the Credit Agreement and the other Loan Documents and shall perform the Obligations in full when they are required to be performed.

SECTION 12.04. Replacement of Fixtures and Personalty. Grantor shall not, without the prior written consent of Beneficiary, permit any of the Fixtures or Personalty owned or leased by Grantor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or is permitted to be removed by the Credit Agreement.

SECTION 12.05. Inspection. Grantor shall permit Beneficiary and the other Secured Parties and their respective agents, representatives and employees, upon reasonable prior notice to Grantor, to inspect the Mortgaged Property and all books and records of Grantor located thereon, and to conduct such environmental and engineering studies as Beneficiary or the other Secured Parties may reasonably require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

SECTION 12.06. Other Covenants. All of the covenants of Grantor in the Credit Agreement are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.

Exhibit H

SECTION 12.07. Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Grantor shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Mortgaged Property against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses. Each such policy of insurance shall name Beneficiary as the loss payee (or, in the case of liability insurance, an additional insured) thereunder for the ratable benefit of the Secured Parties, shall (except in the case of liability insurance) name Beneficiary as the “mortgagee” under a so-called “New York” long form non-contributory endorsement and shall provide for at least 30 days’ prior written notice of any cancellation of such policy. In addition to the foregoing, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Grantor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(b) Condemnation Awards. Grantor assigns all Condemnation Awards to Beneficiary and authorizes Beneficiary to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement.

(c) Insurance Proceeds. Grantor assigns to Beneficiary all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. Subject to the terms of the Credit Agreement, Grantor authorizes Beneficiary to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Beneficiary, instead of to Grantor and Beneficiary jointly.

ARTICLE XIII

[Intentionally Omitted]

ARTICLE XIV

DEFAULT AND FORECLOSURE

SECTION 14.01. Remedies. Upon the occurrence and during the continuance of an Event of Default, Beneficiary may, at Beneficiary’s election and by or through Trustee or otherwise, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. Subject to any provisions of the Loan Documents providing for the automatic acceleration of the Indebtedness upon the occurrence of certain Events of Default, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Grantor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Beneficiary’s prior written consent, Beneficiary may invoke any legal remedies to dispossess Grantor.

Exhibit H

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Beneficiary may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Beneficiary deems necessary or desirable), and apply all Rents and other amounts collected by Trustee or Beneficiary in connection therewith in accordance with the provisions of Section 5.7.

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Deed of Trust by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels as Beneficiary may determine. With respect to any notices required or permitted under the UCC, Grantor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Grantor. Beneficiary or any of the other Secured Parties may be a purchaser at such sale. If Beneficiary or such other Secured Party is the highest bidder, Beneficiary or such other Secured Party may credit the portion of the purchase price that would be distributed to Beneficiary or such other Secured Party against the Indebtedness in lieu of paying cash. In the event this Deed of Trust is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Grantor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f) Other. Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

SECTION 14.02. Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Trustee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

SECTION 14.03. Remedies Cumulative, Concurrent and Nonexclusive. Trustee, Beneficiary and the other Secured Parties shall have all rights, remedies and recourses

Exhibit H

granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Trustee, Beneficiary or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Trustee, Beneficiary or any other Secured Party in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

SECTION 14.04. Release of and Resort to Collateral. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Beneficiary may resort to any other security in such order and manner as Beneficiary may elect.

SECTION 14.05. Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of any election by Trustee or Beneficiary to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

SECTION 14.06. Discontinuance of Proceedings. If Trustee, Beneficiary or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Trustee, Beneficiary or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Grantor, Trustee, Beneficiary and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Trustee, Beneficiary and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Trustee, Beneficiary or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

SECTION 14.07. Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Beneficiary or Trustee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a) to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) trustee’s and receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;

Exhibit H

(b) to the payment of the Indebtedness and performance of the Obligations in such manner and order of preference as Beneficiary in its sole discretion may determine; and

(c) the balance, if any, to the Persons legally entitled thereto.

SECTION 14.08. Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Grantor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

SECTION 14.09. Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Beneficiary and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Grantor. All sums advanced and expenses incurred at any time by Beneficiary or any other Secured Party under this Section 5.9, or otherwise under this Deed of Trust or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Deed of Trust.

(b) Grantor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Deed of Trust and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Deed of Trust and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Beneficiary in respect thereof, by litigation or otherwise.

SECTION 14.10. No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Beneficiary under the Loan Documents, at law or in equity shall cause Trustee, Beneficiary or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Trustee, Beneficiary or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

Exhibit H

ARTICLE XV

ASSIGNMENT OF RENTS AND LEASES

SECTION 15.01. Assignment. In furtherance of and in addition to the assignment made by Grantor in Section 2.1 of this Deed of Trust, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Grantor shall have a revocable license from Beneficiary to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice to Grantor by Beneficiary (any such notice being hereby expressly waived by Grantor to the extent permitted by applicable law).

SECTION 15.02. Perfection Upon Recordation. Grantor acknowledges that Beneficiary has taken all actions necessary to obtain, and that upon recordation of this Deed of Trust Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Grantor acknowledges and agrees that upon recordation of this Deed of Trust Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

SECTION 15.03. Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor, Trustee and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 15.04. No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Grantor, Beneficiary, any tenant or any third party by purchase or otherwise.

Exhibit H

ARTICLE XVI

SECURITY AGREEMENT

SECTION 16.01. Security Interest. This Deed of Trust constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Grantor grants to Beneficiary a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Grantor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Grantor. In the event of any conflict or inconsistency between the terms of this Deed of Trust and the terms of the Security Agreement with respect to the collateral covered both therein and herein, the Security Agreement shall control and govern to the extent of any such conflict or inconsistency.

SECTION 16.02. Financing Statements. Grantor shall prepare and deliver to Beneficiary such financing statements, and shall execute and deliver to Beneficiary such other documents, instruments and further assurances, in each case in form and substance satisfactory to Beneficiary, as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder. Grantor hereby irrevocably authorizes Beneficiary to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Grantor represents and warrants to Beneficiary that Grantor’s jurisdiction of organization is the State of [                ]. After the date of this Deed of Trust, Grantor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Beneficiary.

SECTION 16.03. Fixture Filing. This Deed of Trust shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 7.3 is provided so that this Deed of Trust shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Grantor is the “Debtor” and its name and mailing address are set forth in the preamble of this Deed of Trust immediately preceding Article 1. Beneficiary is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Deed of Trust immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(c) of this Deed of Trust.

Exhibit H

Grantor represents and warrants to Beneficiary that Grantor is the record owner of the Mortgaged Property, the employer identification number of Grantor is [            ] and the organizational identification number of Grantor is [            ].

ARTICLE XVII

CONCERNING THE TRUSTEE

SECTION 17.01. Certain Rights. With the approval of Beneficiary, Trustee shall have the right to select, employ and consult with counsel. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine. Trustee shall be entitled to reimbursement for actual, reasonable expenses incurred by it in the performance of its duties and to reasonable compensation for Trustee’s services hereunder as shall be rendered. Grantor shall, from time to time, pay the compensation due to Trustee hereunder and reimburse Trustee for, and indemnify, defend and save Trustee harmless against, all liability and reasonable expenses which may be incurred by it in the performance of its duties, including those arising from joint, concurrent, or comparative negligence of Trustee; provided, however, that Grantor shall not be liable under such indemnification to the extent such liability or expenses result solely from Trustee’s gross negligence or willful misconduct. Grantor’s obligations under this Section 8.1 shall not be reduced or impaired by principles of comparative or contributory negligence.

SECTION 17.02. Retention of Money. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any moneys received by Trustee hereunder.

SECTION 17.03. Successor Trustees. If Trustee or any successor Trustee shall die, resign or become disqualified from acting in the execution of this trust, or Beneficiary shall desire to appoint a substitute Trustee, Beneficiary shall have full power to appoint one or more substitute Trustees and, if preferred, several substitute Trustees in succession who shall succeed to all the estates, rights, powers and duties of Trustee. Such appointment may be executed by any authorized agent of Beneficiary and as so executed, such appointment shall be conclusively presumed to be executed with authority, valid and sufficient, without further proof of any action.

SECTION 17.04. Perfection of Appointment. Should any deed, conveyance or instrument of any nature be required from Grantor by any successor Trustee to more fully and certainly vest in and confirm to such successor Trustee such estates, rights, powers and duties, then, upon request by such Trustee, all such deeds, conveyances and instruments shall be made, executed, acknowledged and delivered and shall be caused to be recorded and/or filed by Grantor.

SECTION 17.05. Trustee Liability. In no event or circumstance shall Trustee or any substitute Trustee hereunder be personally liable under or as a result of this Deed of Trust, either as a result of any action by Trustee (or any substitute Trustee) in the exercise of the powers hereby granted or otherwise.

Exhibit H

ARTICLE XVIII

MISCELLANEOUS

SECTION 18.01. Notices. Any notice required or permitted to be given under this Deed of Trust shall be given in accordance with Section 9.01(a) of the Credit Agreement.

SECTION 18.02. Covenants Running with the Land. All Obligations contained in this Deed of Trust are intended by Grantor, Beneficiary and Trustee to be, and shall be construed as, covenants running with the Land. As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Beneficiary.

SECTION 18.03. Attorney-in-Fact. Grantor hereby irrevocably appoints Beneficiary as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Grantor hereunder; provided, however, that (1) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (2) any sums advanced by Beneficiary in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on any portion of the Indebtedness; (3) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (4) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

SECTION 18.04. Successors and Assigns. This Deed of Trust shall be binding upon and inure to the benefit of Beneficiary, the other Secured Parties, Trustee and Grantor and their respective successors and assigns. Grantor shall not, without the prior written consent of Beneficiary, assign any rights, duties or obligations hereunder.

SECTION 18.05. No Waiver. Any failure by Beneficiary, the other Secured Parties or Trustee to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Beneficiary, the other Secured Parties and Trustee shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Exhibit H

SECTION 18.06. Credit Agreement. If any conflict or inconsistency exists between this Deed of Trust and the Credit Agreement, the Credit Agreement shall control and govern to the extent of any such conflict or inconsistency.

SECTION 18.07. Release or Reconveyance. Upon payment in full of the Indebtedness and performance in full of the Obligations or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, Beneficiary, at Grantor’s request and expense, shall release the liens and security interests created by this Deed of Trust or reconvey the Mortgaged Property to Grantor.

SECTION 18.08. Waiver of Stay, Moratorium and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Indebtedness or Obligations secured hereby, or any agreement between Grantor and Beneficiary or any rights or remedies of Trustee, Beneficiary or any other Secured Party.

SECTION 18.09. Applicable Law. The provisions of this Deed of Trust regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Deed of Trust shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

SECTION 18.10. Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

SECTION 18.11. Severability. If any provision of this Deed of Trust shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Deed of Trust.

SECTION 18.12. Entire Agreement. This Deed of Trust and the other Loan Documents embody the entire agreement and understanding between Grantor and Beneficiary relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Exhibit H

SECTION 18.13. Beneficiary as Agent; Successor Agents.

(a) Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Deed of Trust. Grantor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

(b) Beneficiary shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Deed of Trust. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Deed of Trust. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Deed of Trust. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Beneficiary under this Deed of Trust, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Deed of Trust and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Deed of Trust. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Deed of Trust and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was Agent hereunder.

SECTION 18.14. Subrogation. If any or all of the proceeds of the Indebtedness are used to extinguish, extend or renew any indebtedness heretofore existing against the Mortgaged Property, then, to the extent of the funds so used, Beneficiary and the other Secured Parties shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Mortgaged Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Beneficiary and the other Secured Parties and are merged with the lien and security interest created herein as cumulative security for the repayment of the Indebtedness and the performance of the Obligations.

ARTICLE XIX

LOCAL LAW PROVISIONS

[To Come]

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Exhibit H

IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

GRANTOR:	[ ],
a [ ] [ ]

By:
Name:
Title:

Exhibit H

[INSERT STATE SPECIFIC FORM OF NOTARY ACKNOWLEDGMENT]

Exhibit H

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises located at [                                        ]:

[See Attached Page(s) For Legal Description]

Exhibit H

[EXHIBIT B

PERMITTED ENCUMBRANCES]

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Beneficiary by [                    ] on or about the date hereof pursuant to commitment number [            ].